Exhibit 10.7

[***]	Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (“Agreement”) is entered into with effect as of March 13, 2017 (the “Effective Date”) by and between C4 Therapeutics, Inc. with an office and place of business at 675 W. Kendall St., Cambridge, MA 02142 (“C4T”) and Calico Life Sciences LLC with an office and place of business at 1170 Veterans Blvd, South San Francisco, CA 94080 (“Calico”) (a “Party” or together, “Parties”).

WHEREAS, C4T owns or controls a proprietary protein degrader platform that is useful for generating a Protein Degrader (as defined in Section 1.75 below) which is comprised of Protein Degrader Components (as defined in Section 1.76 below) that can cause proteosomal degradation of a target within a cell, and possesses proprietary technology and intellectual property rights relating thereto;

WHEREAS, Calico has expertise in the research, development, manufacture and commercialization of pharmaceutical products;

WHEREAS, Calico and C4T wish to enter into this Agreement to collaborate according to the Joint Research Plans (as defined in Section 1.57 below) to discover and develop Protein Degraders for certain targets of interest for the treatment of human diseases;

WHEREAS, C4T is willing to grant to Calico rights to use certain of its intellectual property rights to make, use, offer for sale, sell and import and export Protein Degraders and products containing Protein Degraders in the Territory for use in the Field (as such terms are respectively defined below), as contemplated herein; and

WHEREAS, Calico is willing to grant to C4T the necessary rights to use Calico Patent Rights to carry out research and development to prepare Protein Degraders, Protein Degrader Components and Collaboration Products containing them in the Territory for use in the Field (as such terms are respectively defined below), as contemplated herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1 Affiliate. The term “Affiliate” shall mean any individual, corporation, association or other business entity that directly or indirectly controls, is controlled by, or is under common control with the entity in question. As used in this definition of “Affiliate,” the term “control” shall mean the direct or indirect ownership of more than fifty percent (>50%) of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation or other business entity whether through the ownership of voting securities, by contract, resolution, regulation or otherwise. With respect to Calico, Alphabet Inc., and any Affiliates of Alphabet Inc., shall not be an Affiliate of Calico, other than Calico Life Sciences LLC and any entities that are controlled by Calico Life Sciences LLC.

1.2 Agreement. The term “Agreement” shall mean this document including any and all appendices and amendments to it as may be added and/or amended from time to time in accordance with the provisions of this Agreement.

1.3 Agreement Term. The term “Agreement Term” shall mean the period of time commencing on the Effective Date and, unless this Agreement is terminated sooner as provided in Article 16, expiring on the date when no royalty or other payment obligations under this Agreement are or will become due.

1.4 Applicable Law. The term “Applicable Law” shall mean any law, statute, ordinance, code, rule or regulation that has been enacted by a government authority (including without limitation, any Regulatory Authority) and is in force as of the Effective Date or comes into force during the Agreement Term, in each case to the extent that the same is applicable to the performance by the Parties of their respective obligations under this Agreement.

1.5 C4T Base Patent Rights. The term “C4T Base Patent Rights” shall mean Patent Rights Controlled by C4T or its Affiliates as of the Effective Date, including DFCI Patent Rights existing as of the Effective Date.

1.6 C4T Collaboration Invention. The term “C4T Collaboration Invention” means any Collaboration Invention regardless of inventorship that constitutes a discovery, improvement, modification, enhancement or creation of [***].

1.7 C4T Collaboration Patents. The term “C4T Collaboration Patents” means any Patent Rights Covering a C4T Collaboration Invention.

1.8 C4T Patent Rights. The term “C4T Patent Rights” shall mean Patent Rights Controlled by C4T or its Affiliates as of the Effective Date or during the Agreement Term, including but not limited to C4T Base Patent Rights, DFCI Patent Rights obtained by C4T after the Effective Date of this Agreement, C4T Collaboration Patents and C4T’s interest in Joint Collaboration Patent Rights.

1.9 C4T Platform. The term “C4T Platform” shall mean the C4T degradation platform, which includes its proprietary Protein Degraders and Protein Degrader Components, assays relevant to the discovery or development of Protein Degraders or Protein Degrader Components, along with chemCRISPR.

1.10 Calendar Quarter. The term “Calendar Quarter” shall mean each period of three (3) consecutive calendar months, ending March 31, June 30, September 30, and December 31.

1.11 Calendar Year. The term “Calendar Year” shall mean the period of time beginning on January 1 and ending December 31, except for the first year which shall begin on the Effective Date and end on December 31.

1.12 Calico Collaboration Invention. The term “Calico Collaboration Invention” means any Collaboration Invention regardless of inventorship that constitutes a discovery, improvement, modification, enhancement or creation to the Target Binding Moiety(ies) and/or Collaboration Target.

1.13 Calico Collaboration Patents. The term “Calico Collaboration Patents” means any Patent Rights Covering a Calico Collaboration Invention.

1.14 Calico Group. The term “Calico Group” shall mean collectively Calico, its Affiliates, its permitted Sublicensees, and Third Party Collaboration Partners, and each shall be deemed a “Calico Group Member.” Any obligations under this Agreement that are made by the Calico Group, shall only apply, with respect to a Sublicensee or a Third Party Collaboration Partner, to the extent such Sublicensee or Third Party Collaboration Partner is exercising rights granted by Calico under this Agreement. By way of example, if a Third Party Collaboration Partner is selling a Collaboration Product, independent of any license grant from Calico, then such sales would not be deemed to be by a “Calico Group Member” under this Agreement.

1.15 Calico IP. The term “Calico IP” shall mean Calico Know-How and Calico Patent Rights.

1.16 Calico Know-How. The term “Calico Know-How” shall mean all Know-How that Calico Controls as of the Effective Date or during the Agreement Term that Calico provides to C4T at its discretion, and is necessary or useful to conduct research in accordance with a Target Evaluation Research Plan or a Joint Research Plan.

1.17 Calico Patent Rights. The term “Calico Patent Rights” shall mean all Patent Rights that Calico Controls as of the Effective Date and during the Agreement Term and that are necessary or useful to conduct research in accordance with the Joint Research Plan.

1.18 Cereblon. The term “Cereblon” shall mean that certain E3 ligase with Uniprot Q96SW2.

1.19 chemCRISPR. The term “chemCRISPR” shall mean the engineering of fusion proteins, or related constructs and the use of small molecule ligands, including Protein Degraders, for the degradation of such proteins or constructs.

1.20 Clinical Study. The term “Clinical Study” shall mean a Phase I Study, Phase II Study, Phase III Study, as applicable.

1.21 Collaboration Invention. The term “Collaboration Invention” shall mean an Invention, whether patentable or not, that is developed, created, conceived or reduced to practice in connection with and during the Agreement Term and as a result of activities under a Target Evaluation Research Plan or a Joint Research Plan (a) solely by an employee(s) of a Calico Group Member, (b) solely by an employee(s) of C4T or its Affiliates, or (c) jointly by an employee(s) of a Calico Group Member and by an employee(s) of C4T or its Affiliates. For clarity, a Collaboration Invention does not include Patent Rights or Know-How held by a Party or Third Party Collaborator prior to the Effective Date, or developed by a Party or a Third Party Collaborator outside of this Agreement.

1.22 Collaboration Patents. The term “Collaboration Patents” shall mean any Patent Rights Covering a Collaboration Invention.

1.23 Collaboration Product. The term “Collaboration Product” shall mean a product that binds to a Collaboration Target and is a Protein Degrader that includes a Protein Degrader Component that (i) was delivered by C4T to Calico pursuant to a Target Evaluation Research Plan or a Joint Research Plan for a Collaboration Target, or (ii) was delivered by C4T to Calico pursuant to a Target Evaluation Research Plan or a Joint Research Plan for a Collaboration Target and was thereafter optimized by or on behalf of Calico for such Collaboration Target, or (iii) is Covered by a Valid Claim of the Licensed Patents or Collaboration Product Patent.

1.24 Collaboration Product Invention. The term “Collaboration Product Invention” shall mean a Collaboration Invention regardless of inventorship that is a Protein Degrader.

1.25 Collaboration Product Patent. The term “Collaboration Product Patent” shall mean any Patent Rights Covering a Collaboration Product Invention.

1.26 Collaboration Target. The term “Collaboration Target” shall mean each of the [***] biological targets (as described by a UniProt/SwissProt identifier) as of the Effective Date and as may be selected by Calico pursuant to Section 3.1.2(a) and/or Section 3.1.2(b), and shall include any splice variants, mutants, and natural variants reasonably associated with such UniProt number. Appendix 1.26 to this Agreement lists the Collaboration Targets. The initial Collaboration Targets are listed on Appendix 1.26, and the Parties shall update Appendix 1.26 during the term to add additional targets that are added as Collaboration Targets pursuant to Section 3.1.2(a) and/or Section 3.1.2(b).

1.27 Combination Product. The term “Combination Product” shall mean:

1.27.1 a single pharmaceutical formulation containing as its active ingredients both (i) a Protein Degrader or a Protein Degrader Component and (ii) one or more other therapeutically or prophylactically active ingredients,

1.27.2 a combination therapy comprised of (i) a Protein Degrader or a Protein Degrader Component and (ii) one or more other therapeutically or prophylactically active products, priced and sold in a single package containing such multiple products or packaged separately but sold together for a single price, or

1.27.3 a combination therapy comprised of (i) a Protein Degrader or a Protein Degrader Component and (ii) a Companion Diagnostic, priced and sold in a single package containing such multiple products or packaged separately but sold together for a single price, in each case, including all dosage forms, formulations, presentations, line extensions, and package configurations. All references to Collaboration Product in this Agreement shall be deemed to include Combination Product.

1.28 Commercially Reasonable Efforts. The term “Commercially Reasonable Efforts” shall mean [***].

1.29 Companion Diagnostic. The term “Companion Diagnostic” shall mean any product or service that:

1.29.1 identifies a person having a disease or condition, or a molecular genotype or phenotype that predisposes a person to such disease or condition, for which a Collaboration Product could be used to treat and/or prevent such disease or condition;

1.29.2 defines the prognosis or monitors the progress of a disease or condition in a person for which a Collaboration Product could be used to treat and/or prevent such disease or condition;

1.29.3 is used to select a therapeutic or prophylactic regimen, wherein at least one (1) potential therapeutic or prophylactic regimen involves a Collaboration Product, and where the selected regimen is determined, based on the use of such product or service, to likely be effective and/or to be safe for a person; and/or

1.29.4 is used to confirm a Collaboration Product’s biological activity, model, establish pharmacokinetic and pharmacodynamics relationships, and/or to optimize dosing or the scheduled administration of a Collaboration Product.

1.30 Confidential Information. The term “Confidential Information” shall mean any and all information, data or know-how (including Know-How), whether technical or non-technical, oral or written, that is disclosed by one Party or its Affiliates or Sublicensees (“Disclosing Party”) to the other Party or its Affiliates (“Receiving Party”) in connection with this Agreement. Confidential Information shall not include any information, data or know-how that:

1.30.1 was generally available to the public at the time of disclosure, or becomes available to the public after disclosure by the Disclosing Party other than through fault (whether by action or inaction) of the Receiving Party or its Affiliates,

1.30.2 can be evidenced by written records to have been already known to the Receiving Party or its Affiliates prior to its receipt from the Disclosing Party,

1.30.3 is obtained at any time lawfully from a Third Party under circumstances permitting its use or disclosure,

1.30.4 is developed independently by the Receiving Party or its Affiliates as evidenced by written records other than through knowledge of Confidential Information, or

1.30.5 is approved in writing by the Disclosing Party for release by the Receiving Party.

The terms of this Agreement shall be considered Confidential Information of the Parties.

1.31 Control. The term “Control” shall mean (as an adjective or as a verb including conjugations and variations such as “Controls” “Controlled” or “Controlling”) (a) with respect to Patent Rights and/or Know-How, the possession by a Party or its Affiliate of the ability to grant a license or sublicense of such Patent Rights and/or Know-How without violating the terms of any agreement or arrangement between such Party or its Affiliate and any other party and (b) with respect to proprietary materials, the possession by a Party or its Affiliate of the ability to supply such proprietary materials to the other Party as provided herein without violating the terms of any agreement or arrangement between such Party and its Affiliate and any other party. For clarity, Controlled includes owned.

1.32 Cover. The term “Cover” shall mean (as an adjective or as a verb including conjugations and variations such as “Covered,” “Coverage” or “Covering”), with respect to a claim of a pending or issued patent, that the developing, making, using, offering for sale, promoting, selling, exporting or importing of a given compound, formulation or product would infringe such claim in the absence of a license under or ownership in the Patent Rights to which such claim pertains. The determination of whether a compound, formulation, process or product is Covered by a particular claim shall be made on a country-by-country basis.

1.33 Development Candidate. The term “Development Candidate” shall mean a Collaboration Product that meets all of the Development Candidate criteria that is set forth in the applicable Joint Research Plan, or alternative criteria agreed to on a Collaboration Target-by-Collaboration Target basis by the JRC (“Development Candidate Criteria”).

1.34 Dispute. The term “Dispute” shall mean any dispute, claim, or controversy arising from or regarding this Agreement, including the interpretation, application, breach, termination, or validity of any provision hereof. For the avoidance of doubt, any matter within the decision-making authority of the JRC shall not be deemed a Dispute merely if a unanimous decision cannot be reached if one of the Parties has the final decision making authority on such matter; however, if a controversy between the Parties arises regarding the interpretation of any provisions hereunder pertaining to any JRC decision that cannot be made due to such controversy, such controversy shall be deemed a Dispute to the extent of such controversy.

1.35 DFCI. The term “DFCI” shall mean the Dana Farber Cancer Institute, Inc.

1.36 DFCI Patent Rights. The term “DFCI Patent Rights” shall mean all Patent Rights that C4T Controls pursuant to the Exclusive License Agreement by and between DFCI and C4T dated December 16, 2015, amended on May 11, 2016, and as may be further amended from time to time.

1.37 E3 Ligase Binding Moiety. The term “E3 Ligase Binding Moiety” shall mean a moiety that binds to Cereblon or another E3 ligase in possession of or Controlled by C4T or its Affiliates.

1.38 EU. The term “EU” shall mean the European Union and all its then-current member countries. Notwithstanding the foregoing, for the purpose of this Agreement, the EU shall include all countries comprising the United Kingdom as of the Effective Date.

1.39 FDA. The term “FDA” shall mean the Food and Drug Administration of the United States of America.

1.40 FDCA. The term “FDCA” shall mean the Food, Drug and Cosmetics Act.

1.41 Field. The term “Field” shall mean any use.

1.42 Filing. The term “Filing” shall mean the filing of an application to the FDA as defined in the FDCA and applicable regulations, or the equivalent application to the equivalent agency in any other country or group of countries, the official approval of which is required before any lawful commercial sale or marketing of Collaboration Products.

1.43 First Commercial Sale. The term “First Commercial Sale” shall mean, on a country-by-country basis, the first invoiced sale of a Collaboration Product to a Third Party by a member of the Calico Group following the receipt of any Regulatory Approval required for the sale of such Collaboration Product, or if no such Regulatory Approval is required, the date of the first invoiced sale of a Collaboration Product to a Third Party by the Calico Group member in such country.

1.44 FTE. The term “FTE” shall mean a full-time equivalent person-year, based upon a total of no less than [***] working hours per year, undertaken in connection with the conduct of research in the Research Program. In no circumstance can the work of any given person exceed [***] FTE.

1.45 FTE Rate. The term “FTE Rate” shall mean the amount of [***] per FTE for each year of the Agreement, and in addition to labor costs, shall be inclusive of all materials, reagents, equipment and other costs under each Target Evaluation Research Plan or each Joint Research Plan.

1.46 Good Laboratory Practice. The term “Good Laboratory Practices” shall mean the then-current standards for good laboratory practices for pharmaceuticals, as set forth in the FD&C Act and applicable regulations and guidance promulgated thereunder, including the Code of Federal Regulations, as amended from time to time, or under any other Applicable Law.

1.47 Handle. The term “Handle” shall mean to have primary responsibility for preparing, filing, prosecuting (including interference and opposition proceedings) and maintaining (including interferences, reissue, re-examination, post-grant reviews, inter-partes reviews, derivation proceedings and opposition proceedings), including discontinuing or abandoning Patent Rights.

1.48 ICD-10. The term “ICD-10” shall mean the Tenth Revision of the International Classifications of Diseases and Related Health Problems, as may be revised or amended from time to time, or a successor classification.

1.49 Indication. The term “Indication” shall mean a distinct type of disease or medical condition in humans to which a Collaboration Product is directed and eventually approved. To distinguish one Indication from another Indication, the two Indications have to be [***].

1.50 Initiation. The term “Initiation” shall mean, when referring to a human clinical study, the date that a human is first dosed with the Collaboration Product in a Clinical Study approved by the respective Regulatory Authority.

1.51 Initiation of GLP Tox Study. The term “Initiation of GLP Tox Study” shall mean the date that an animal is first dosed with the Development Candidate of a Collaboration Product for the applicable Collaboration Target, in a study of the relationship between dose and its effects on the exposed animal, where (i) the study is a chronic toxicology study to be conducted in accordance with Good Laboratory Practice standards and (ii) the study has been designed in expectation that the results may support establishment of a safe starting dose of the Collaboration Product for a Phase I Study for human therapeutic use.

1.52 Insolvency Event. The term “Insolvency Event” shall mean circumstances under which a Party (i) has a receiver or similar officer appointed over all or a material part of its assets or undertaking; (ii) passes a resolution for winding-up (other than a winding-up for the purpose of, or in connection with, any solvent amalgamation or reconstruction) or a court makes an order to that effect or a court makes an order for administration (or any equivalent order in any jurisdiction); (iii) enters into any composition or arrangement with its creditors (other than relating to a solvent restructuring); (iv) ceases to carry on business; (v) is unable to pay its debts as they become due in the ordinary course of business.

1.53 Invention. The term “Invention” shall mean an invention, discovery, improvement, modification, enhancement or creation, in each case whether or not patentable.

1.54 Joint Collaboration Know-How. The term “Joint Collaboration Know-How” shall mean Know-How that is made jointly by employees of C4T or its Affiliates and employees of Calico Group with or without a Third Party Collaboration Partner in connection with any activity carried out under a Target Evaluation Research Plan or a Joint Research Plan. The Joint Collaboration Know-How shall not include any Calico Collaboration Inventions or C4T Collaboration Inventions.

1.55 Joint Collaboration Inventions. The term “Joint Collaboration Invention” shall refer to a Collaboration Invention that is not a Calico Collaboration Invention or a C4T Collaboration Invention or a Collaboration Product Invention and was made by an employee(s) of C4T or its Affiliates jointly with an employee(s) of the Calico Group.

1.56 Joint Collaboration Patents. The term “Joint Collaboration Patents” shall mean those Collaboration Patents Covering a Joint Collaboration Invention.

1.57 Joint Research Plan. The term “Joint Research Plan” shall mean the strategic plan appended to this Agreement as Appendix 1.57, which sets out the responsibilities of each Party for research and development leading to a Collaboration Product for each Collaboration Target under the Agreement. On the Effective Date of this Agreement, a detailed Joint Research Plan in accordance with the conduct of research described in Article 3 and the responsibilities of the JRC described in Article 6, shall be appended to Appendix 1.57. Such Joint Research Plan shall detail the work to be conducted, the Lead Series Criteria, the Development Candidate Criteria, schedule, and level of effort in FTEs and budget for the initial Collaboration Target, and serve as exemplars for Joint Research Plans for each subsequent Collaboration Target approved by the JRC after the Effective Date, which shall be substantially similar in scope, responsibilities, deliverables, and resource requirements unless otherwise agreed in writing.

1.58 JRC. The term “JRC” shall mean the joint research committee described in Article 6.

1.59 Know-How. The term “Know-How” shall mean any and all data, results, pre-clinical and clinical protocols, chemical structures, chemical sequences, information, inventions, proprietary information, materials, know-how, formulas, trade secrets, techniques, methods, processes, procedures and developments, whether or not patentable that are necessary or useful for the discovery of Protein Degraders or Protein Degrader Components, or the development, manufacture, or commercialization of Collaboration Products.

1.60 Lead Series. The term “Lead Series” shall mean a set of compounds that meet the Lead Series criteria that is set forth in the applicable Joint Research Plan (“Lead Series Criteria”).

1.61 Licensed Know-How. The term “Licensed Know-How” shall mean all Know-How Controlled by C4T or its Affiliates, as of the Effective Date and during the Agreement Term, that is necessary or useful to research, develop, make, use, sell, offer for sale, or import Protein Degraders or Protein Degrader Components or Collaboration Products, including, but not limited to, proprietary information, know-how, or materials related to the C4T Platform.

1.62 Licensed Patents. The term “Licensed Patents” shall mean all C4T Patent Rights that are necessary or useful to research, develop, make, use, sell, offer for sale, or import a Protein Degrader, a Protein Degrader Component or Collaboration Products. The Licensed Patents as of the Effective Date are listed on Appendix 1.62, which shall be updated on an annual basis to include new C4T Patent Rights (including adding Patent Rights which cover Protein Degraders to newly added Collaboration Targets) and to remove Patent Rights which apply solely to Collaboration Targets which have been substituted pursuant to Section 3.1.2 hereof.

1.63 Licensed Technology. The term “Licensed Technology” shall mean the Licensed Patents and Licensed Know-How.

1.64 Linker. The term “Linker” shall mean a linker connecting the Target Binding Moiety and the E3 Ligase Binding Moiety.

1.65 Major European Countries. The term “Major European Countries” shall mean the United Kingdom, Germany, France, Italy, and Spain, provided that if the United Kingdom splits into multiple sovereign jurisdictions without a common patent regime during the term of this Agreement, it shall cease to be considered a Major European Country for purposes of this Agreement.

1.66 Net Sales. The term “Net Sales” shall mean [***].

1.67 Non-Calico Protein Degrader. The term “Non-Calico Protein Degrader” shall have the meaning set forth in Section 2.2. The Target Binding Moiety, Linker and E3 Ligase Binding Moiety referenced in such definition are each a “Non-Calico Protein Degrader Component”.

1.68 Party. The term “Party” shall mean C4T or Calico, as the case may be, and “Parties” shall mean C4T and Calico collectively.

1.69 Patent Controversy. The term “Patent Controversy” shall mean any Dispute between the Parties to the extent that it involves an issue relating to the inventorship, claim scope or interpretation, infringement, enforceability, patentability, or validity of any Patent Right hereunder, and including any such issues relevant to any prosecution activities hereunder.

1.70 Patent Rights. The term “Patent Rights” shall mean a claim of any pending patent application or any issued, unexpired United States or granted foreign patent that has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction from which no further appeal can be taken, and that has not been explicitly disclaimed, or admitted in writing to be invalid or unenforceable or of a scope not covering a particular product or service through reissue, disclaimer or otherwise.

1.71 Patent Term Extension. The term “Patent Term Extension” means an extension of the term of any issued patent, or a right of protection equivalent to such an extension, granted under the U.S. Drug Price Competition and Patent Term Restoration Act of 1984, the Supplementary Protection Certificate of the member states of the EU, or another similar law or regulation in any other country or jurisdiction.

1.72 Phase I Study. The term “Phase I Study” shall mean a human clinical trial in any country that would satisfy the requirements of 21 C.F.R. § 312.21(a) (FDCA), as amended from time to time, and the foreign equivalent thereof.

1.73 Phase II Study. The term “Phase II Study” shall mean a human clinical trial, for which the primary endpoints include a determination of dose ranges and/or a preliminary determination of efficacy in patients being studied as described in 21 C.F.R. § 312.21(b) (FDCA), as amended from time to time, and the foreign equivalent thereof.

1.74 Phase III Study. The term “Phase III Study” shall mean a human clinical trial that is prospectively designed to demonstrate statistically whether a product is safe and effective for use in humans in a manner sufficient to obtain regulatory approval to market such product in patients having the disease or condition being studied as described in 21 C.F.R. § 312.21(c) (FDCA), as amended from time to time, and the foreign equivalent thereof.

1.75 Protein Degrader. The term “Protein Degrader” shall mean, with respect to a Collaboration Target, a compound comprising (a) a Target Binding Moiety, (b) optionally, a Linker, and (c) an E3 Ligase Binding Moiety that degrades such Collaboration Target. The Target Binding Moiety, Linker and E3 Ligase Binding Moiety are each a “Protein Degrader Component”.

1.76 Protein Degrader Component. The term “Protein Degrader Component” shall have the definition set forth in Section 1.75.

1.77 Regulatory Approval. The term “Regulatory Approval” shall mean all approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations by Regulatory Authority, necessary for the manufacture and sale of a Collaboration Product in the Field in a regulatory jurisdiction in the Territory.

1.78 Regulatory Authority. The term “Regulatory Authority” shall mean any national, supranational (e.g., the European Commission, the Council of the European Union, the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity including the FDA, in each country involved in the granting of Regulatory Approval for the Collaboration Product.

1.79 Research Plan Representative. The term “Research Plan Representative” shall mean, during the Research Term, for each Joint Research Plan, a single point of contact from each Party that elaborate and coordinate work under the Joint Research Plan. With the consent of the JRC, the Parties shall have the right to have multiple Research Plan Representatives.

1.80 Research Program. The term “Research Program” shall mean, for each Collaboration Target, the activities undertaken by the Parties pursuant to the Joint Research Plan for that Collaboration Target to identify and test Protein Degraders or a Protein Degrader Components, and such other activities as the Parties may agree in writing.

1.81 Research Term. The term “Research Term” shall mean the period of time in which the Joint Research Plans shall be conducted, commencing on the Effective Date and continuing for a [***] period.

1.82 Royalty Term. The term “Royalty Term” shall mean, with respect to a Collaboration Product and for a given country, the period of time commencing on the date of First Commercial Sale of the Collaboration Product in such country and ending on the later of the date that is (a) [***] after the date of the First Commercial Sale of the Collaboration Product in such country, or (b) the expiration of the last to expire Valid Composition of Matter Claim in such country Covering the sale of the Collaboration Product in such country. [***].

1.83 Sublicensee. The term “Sublicensee” shall mean an entity to which Calico has licensed rights in accordance with this Agreement and shall include entities to which direct sublicensees of Calico in turn license in accordance with this Agreement, through multiple tiers.

1.84 Target Binding Moiety. The term “Target Binding Moiety” shall mean a moiety that is directed to and binds to a particular Collaboration Target.

1.85 Target Evaluation Phase. The term “Target Evaluation Phase” shall mean each phase after which one or more Collaboration Targets have been nominated pursuant to Section 3.1.2(a), beginning not more than [***] after submission to the JRC of a research plan, (each, a “Target Evaluation Research Plan”), and during which C4 shall create tool compound Non-Calico Protein Degraders to such Collaboration Target to determine whether the Collaboration Target can be degraded, in accordance with Section 3.1.3 and the relevant Target Evaluation Research Plan.

1.86 Territory. The term “Territory” shall mean worldwide.

1.87 Third Party. The term “Third Party” shall mean a person or entity other than (i) C4T or any of its Affiliates or (ii) Calico or any of its Affiliates.

1.88 Third Party Collaboration Partner. The term “Third Party Collaboration Partner” shall mean a Third Party that has entered into an agreement with Calico to participate in research and/or development of Protein Degraders or Protein Degrader Components on a Collaboration Target pursuant to a Joint Research Plan.

1.89 US. The term “US” shall mean the United States of America and its territories and possessions.

1.90 US$. The term “US$” shall mean US dollars.

1.91 Valid Claim. The term “Valid Claim” shall mean [***].

1.92 Valid Composition of Matter Claim. The term “Valid Composition of Matter Claim” shall mean, for a given Collaboration Product in a given country of the Territory, a Valid Claim of a Licensed Patent (other than a Valid Claim of a Licensed Patent

Covering a Collaboration Invention invented solely by a Calico Group Member and assigned to C4T) or a Collaboration Product Patent (other than a Valid Claim of a Collaboration Product Patent Covering a Collaboration Product Invention invented solely by a Calico Group Member), in each case that specifically claims the composition of matter of the Collaboration Product (as opposed to its process of manufacture, use or method of treatment), or specifically claims the composition of matter of a Protein Degrader Component that is included in such Collaboration Product.

1.93 Additional Definitions. Each of the following definitions is set forth in the Section of this Agreement indicated below:

Definition	Section
Accounting Period	8.1
Alliance Director	6.7
ANDA	11.5.2
Available Target	3.1.2(a)
Bankruptcy Code	17
Breaching Party	16.2.1
C4T Indemnitees	13.1
Calico Indemnitees	13.2
Competing Product	7.7.2(a)
CPR Rules	18.6
Decision Period	11.5.2
Development Candidate Criteria	1.33
Development Event Payment	7.5
Disclosing Party	1.30
Indemnified Party	13.3
Indemnifying Party	13.3
Initial Payment	7.1
Initiating Party	11.5.3
Lead Series Criteria	1.60
Members	6.2
Net Sales Threshold	7.6
Non Breaching Party	16.2.1
Nomination Notice	3.1.2(a)
Patent Term Extensions	11.7
Peremptory Notice Period	16.2.1
Receiving Party	1.30
Sales Based Event	7.6
Settlement	11.5.3
SPCs	11.7
Suit Notice	11.5.2
Target 1	3.1.3(i)
Target 2	3.1.3(ii)
Target Evaluation Research Plan	1.85
Target Initiation Fee	7.2
Target Substitution Right	3.1.2(b)
Technology Transfer Date	3.1.8
Technology Transfer Package	3.1.8
Terminated Target	3.1.2(b)
Unavailable Target	3.1.2(a)

2. Grant of Licenses and Exclusivity

2.1 Licenses

2.1.1 C4T Research License to Calico. C4T and its Affiliates grant to Calico a non-exclusive license under Licensed Technology solely to the extent necessary to allow Calico to (i) perform its research activities, if any, under a Joint Research Plan, (ii) select and optimize Protein Degraders and Protein Degrader Components developed under a Joint Research Plan, and (iii) develop Collaboration Products including the Protein Degraders and Protein Degrader Components generated under a Joint Research Plan. This research license granted under this Section 2.1.1 may not be sublicensed to any party, other than a Third Party Collaboration Partner and its Affiliates, and then only to the extent necessary for Calico (or such Third Party Collaboration Partner or its Affiliates) to carry out its responsibilities under a Joint Research Plan, without C4T’s prior written consent in its sole discretion.

2.1.2 Calico Research License to C4T. Calico hereby grants to C4T a non-exclusive license under Calico IP solely to the extent necessary to allow C4T to (i) perform its research activities under a Target Evaluation Research Plan or a Joint Research Plan, (ii) select and optimize Protein Degraders and Protein Degrader Components developed under and in accordance with a Target Evaluation Research Plan or a Joint Research Plan, and (iii) develop Collaboration Products including the Protein Degraders and Protein Degrader Components generated under and in accordance with a Target Evaluation Research Plan or a Joint Research Plan. This research license granted under this Section 2.1.2 may not be sublicensed to any Third Party without Calico’s prior written consent in its sole discretion.

2.1.3 Commercial License. C4T and its Affiliates hereby grant to Calico, an exclusive, sublicenseable (in accordance with Section 2.1.5), royalty-bearing license under the Licensed Technology to make, have made, use, have used, offer to sell, have offered for sale, sell, have sold, import and have imported Collaboration Products.

2.1.4 Right to Subcontract. Calico shall have the right to subcontract its work to be performed under this Agreement without the approval of C4T. C4T shall have the right to subcontract work to be performed under this Agreement with the prior written approval of Calico, which shall not be unreasonably withheld or delayed. In each case, each Party will remain responsible to the other Party for the performance of such contracted work. C4T shall provide Calico with written notice in advance of the initiation of the subcontract. Further, the Party subcontracting the work must obtain a contract of confidentiality from the subcontractor in advance of initiation of work, which includes at least the terms of confidentiality required under this Agreement.

2.1.5 Conditions to Sublicense. Calico’s right to grant a commercial sublicense under this Agreement that allows a Third Party or Third Party Collaboration Partner to make, have made, use, have used, offer to sell, have offered for sale, sell, have sold, import and have imported a Collaboration Product in the Territory shall be conditioned on the following terms. Calico shall have the right to grant sublicenses through multiple tiers without the written consent in advance by C4T. Each Sublicensee shall agree to be bound by the applicable provisions of this Agreement including without limitation Article 15 (Obligation Not to Disclose Confidential Information), Section 10.1 (C4T Right to Audit), Sections 18.1—18.3 (Other Government Laws, Patent Marking, Publicity and Use of Name). In addition, Calico shall forward to C4T a copy of the fully executed Sublicense (redacted of financial terms, the identity of Collaboration Targets and any research plans) within [***] of execution; provided, however, Calico shall not be required to forward copies of agreements with (i) entities which Calico (or its Sublicensee) appoints to distribute, market, or sell a Collaboration Product (with or without packaging rights) and (ii) those contract research organizations, clinical sites, investigators and manufacturing providers who provide research or development services to Calico (or its Sublicensee) with respect to a Collaboration Target or Collaboration Product. Calico shall provide the Sublicensee with a confidential redacted copy of the DFCI Agreement if, and only if, Calico reasonably believes that a license to make, have made, use, have used, offer to sell, have offered for sale, sell, have sold, import and have imported the Collaboration Product requires such license under the DFCI Agreement. The copy of the DFCI Agreement shall be provided by Calico to the Sublicensee prior to execution of the Sublicense and Calico shall obtain the written agreement of the Sublicensee to be bound by the terms of the DFCI Agreement where applicable. [***]

2.1.6 Compliance with the DFCI Agreement. Calico acknowledges that it has received a redacted, fully executed copy of the DFCI Agreement and agrees to be bound by the applicable terms as a sublicensee thereunder, to the extent Calico is able to determine its obligations based on such redacted copy. C4T represents that the redacted copy provided has not been modified, amended or restated prior to the Effective Date. C4T represents and warrants that the DFCI Agreement is in full force and effect in accordance with its terms, and after giving effect to this Agreement, there exist no breaches, defaults or events which would (with the giving of notice, the passage of time or both) give rise to a breach, default or other right to terminate or modify the DFCI Agreement. C4T shall timely pay in full all amounts required to be paid by C4T, and timely perform in full all obligations required to be performed by C4T, under the DFCI Agreement. Without the prior express written consent of Calico, C4T shall not (and shall take no action or make no omission to) modify or waive any provision of the DFCI Agreement that could impair the value of the licenses to Calico herein, or to terminate or have terminated the DFCI Agreement. For clarity, C4T is responsible for all payments owing under the DFCI Agreement, and Calico’s payment obligations (including as partial consideration for any sublicense rights under the DFCI Agreement) are as set forth in Section 7 of this Agreement.

2.1.7 Know-How Licenses.

(a) Calico hereby grants to C4T and its Affiliates an irrevocable, royalty-free, fully paid, perpetual, non-exclusive license to use any Know-How disclosed by Calico to C4T that constitutes general information regarding a Collaboration Target or a Target Binding Moiety for C4T’s internal research and development, including research and development undertaken through a contract research organization (“CRO”) or third party collaborator that has agreed to be bound by obligations of (i) confidentiality no less restrictive than those that bind the parties under this Agreement, and (ii) non-use (except to support its internal research and development in accordance with its foregoing license rights); provided that, the foregoing license rights exclude any and all rights with respect to Patent Rights. During the Agreement Term, the foregoing license grant shall remain subject to the exclusivity set forth in Section 2.2.

(b) C4T and its Affiliates hereby grants to each Calico Group Member an irrevocable, royalty-free, fully paid, perpetual, non-exclusive license to use any Know-How disclosed by C4T to a Calico Group Member that constitutes general information regarding a Linker or E3 Ligase Binding Moiety for the Calico Group Member’s internal research and development, including research and development undertaken through a contract research organization (“CRO”) that has agreed to be bound by obligations of (i) confidentiality no less restrictive than those that bind the parties under this Agreement, and (ii) non-use (except to support its internal research and development in accordance with its foregoing license rights); provided that, the foregoing license rights exclude any and all rights with respect to Patent Rights.

2.1.8 Grantback Licenses.

(a) Calico hereby grants to C4T and its Affiliates an irrevocable, royalty-free, fully paid, perpetual, sublicensable (through multiple tiers), non-exclusive license under any Calico Grantback Claims to practice any method and to make, use, sell, offer for sale or import any product. As used herein, a “Calico Grantback Claim” means a claim of a Collaboration Patent solely owned by Calico that claims a discovery, improvement, modification, enhancement or creation to a E3 Ligase Binding Moiety (other than those that bind to Cereblon) and/or a Linker in each case delivered by C4T pursuant to a Joint Research Plan or claimed within the C4T Patent Rights that exist as of the Effective Date.

(b) C4T hereby grants to Calico and its Affiliates an irrevocable, royalty-free, fully paid, perpetual, sublicensable (through multiple tiers), non-exclusive license under any C4T Grantback Claims to practice any method and to make, use, sell, offer for sale or import any product. As used herein, a “C4T Grantback Claim” means a claim of a Collaboration Patent solely owned by C4T that claims a discovery, improvement, modification, enhancement or creation to a E3 Ligase Binding Moiety and/or a Linker in each case delivered by Calico pursuant to a Target Evaluation Research Plan or a Joint Research Plan.

2.2 Exclusivity.

With respect to a given Collaboration Target, during the Agreement Term, except to the extent required for C4T to fulfill its obligations under this Agreement, neither C4T nor its Affiliates shall (a) research, develop, make, have made, use, have used, offer for sale, have offered for sale, sell, have sold, import, have imported or otherwise exploit or commercialize any product or material that consists of a compound containing (1) a target binding moiety, (2) optionally, a linker, and (3) an E3 ligase binding moiety (“Non-Calico Protein Degrader”) that is (i) directed against a Collaboration Target or (ii) designed to be used with (in whole or in part) a Protein Degrader for a Collaboration Target, (b) engage any Third Party(ies) to perform any of the foregoing activities on behalf of C4T or any Affiliate thereof, or (c) grant to any Third Party any right to research, develop, make, have made, use, have used, offer for sale, have offered for sale, sell, have sold, import, have imported or otherwise exploit or commercialize any product or material that consists of a Non-Calico Protein Degrader that is (i) directed against a Collaboration Target, or (ii) designed to be used with

(in whole or in part) a Protein Degrader for a Collaboration Target. In addition, C4T cannot grant rights to or fund a Third Party to do any of the foregoing. C4T, shall retain the right, either alone or with a Third Party, to research, develop, make, have made, use, have used, offer for sale, have offered for sale, sell, have sold, import, have imported or otherwise exploit or commercialize a Non-Calico Protein Degrader directed against a target that is not a Collaboration Target that also has activity against a Collaboration Target provided that C4T, either alone or with a Third Party, cannot research, develop, make, have made, use, have used, offer for sale, have offered for sale, sell, have sold, import, have imported or otherwise exploit or commercialize such Non-Calico Protein Degrader as a degrader of a Collaboration Target, nor can C4T grant rights to a Third Party to do the same. For clarity, this would prohibit C4T, either alone or with a Third Party, from (A) conducting or funding a clinical trial using such Non-Calico Protein Degrader that has as an inclusion criteria the expression of a Collaboration Target or that uses a biomarker that may predict response to a Non-Calico Protein Degrader directed against a Collaboration Target for the purposes of obtaining a label to treat such patients with a Non-Calico Protein Degrader against such Collaboration Target, and (B) marketing and/or selling such Non-Calico Protein Degrader as a Protein Degrader that has activity against such Collaboration Target, nor could C4T grant rights to a Third Party in each case of clauses (A) and (B) to do the same. If Calico substitutes a Collaboration Target pursuant to Section 3.1.2(b), then upon the date of substitution, the foregoing exclusivity shall terminate with respect to the Terminated Target. For the avoidance of doubt, but subject to the foregoing limitations, C4T has the right to use any E3 Ligase Binding Moiety or Linker that C4T Controls with any target other than a Collaboration Target.

3. Research Collaboration

3.1 Conduct of the Research Program

3.1.1 Scope. Calico and C4T shall conduct their activities pursuant to a Target Evaluation Research Plan and a Joint Research Plan as described in Appendix 1.57 for each Collaboration Target initiated by Calico. The activities conducted under the Target Evaluation Research Plan and each Joint Research Plan will be overseen by the JRC. Each Target Evaluation Research Plan and each Joint Research Plan detail the responsibilities of each Party to discover, generate, engineer and characterize Protein Degraders and Protein Degrader Components, including the timeline(s) and budget(s) for such performance.

3.1.2 Collaboration Target Selection.

(a) During the Research Term, Calico shall nominate targets for [***] Collaboration Target slots. The initial Collaboration Targets are set forth on Appendix 1.26. For remaining Collaboration Target slots, or, if applicable, for Collaboration Targets Calico subsequently elects to substitute (as set forth in Section 3.1.2(b) below), the following process will occur. Upon Calico’s nomination of a proposed target by written notice to C4T (the “Nomination Notice”) C4T will have [***] to provide a written response as to whether such target is an Available Target. An “Available Target” shall mean all biological targets, as described by a UniProt/SwissProt identifier, except those (i) listed on Appendix 3.1.2 (“Unavailable Targets”) or (ii) with respect to which C4T has, as of the date Calico provides the Nomination Notice, (A) licensed or provided an option right to such target to a Third Party pursuant to an executed agreement with C4T, or (B) initiated a bona fide internal program at C4T against such target as evidenced by having synthesized a Non-

Calico Protein Degrader for such target and having an active program for such Non-Calico Protein Degrader against such target as evidenced by written records. C4T will inform Calico as to whether a target is an Available Target within [***] of when Calico submits the Nomination Notice. If the proposed target is an Available Target, then the parties shall discuss and within [***] determine whether to include such target in the collaboration based on the relative merits of such target. If there is a disagreement as to whether to add such target to the collaboration, [***] shall have the tie-breaking vote. Any target added to the collaboration under this process shall be deemed a Collaboration Target.

(b) Additionally, during the Research Term, Calico shall have the ability, at its option, to substitute Collaboration Targets if any of the following conditions apply: (i) the Parties have not initiated activities against such Collaboration Target pursuant to a Joint Research Plan, (ii) Calico Group or C4T demonstrates that it will be difficult to degrade such Collaboration Target, (iii) the parties are unable to find a suitable ligand for such Collaboration Target, (iv) data is obtained showing the Collaboration Product does not demonstrate meaningful degradation of the corresponding Collaboration Target or the Collaboration Product fails for other technical reasons to meet the Lead Series Criteria or Development Candidate Criteria as set forth in the mutually agreed to Joint Research Plan or other criteria, such as insufficient efficacy, significant toxicity or inability to achieve drug-like properties, or (v) the Parties obtain data indicating that it is no longer commercially reasonable to pursue such Collaboration Target (“Target Substitution Right”). Calico’s proposal to substitute a target shall be discussed and agreed upon by the JRC. If Calico exercises its Target Substitution Right then it must provide a Nomination Notice pursuant to Section 3.1.2(a) above and the original named Collaboration Target (the “Terminated Target”) shall no longer be deemed an active Collaboration Target, and the restrictions pursuant to Section 2.2 shall no longer apply to such Terminated Target.

3.1.3 Target Evaluation Phase and Research Plan Initiation. Except with respect to the commencement of the Target Evaluation Research Plans and Joint Research Plans for the first two Collaboration Targets, which are subject to clauses (i) and (ii) below, Calico shall notify C4T regarding the date Calico desires to commence work on a Target Evaluation Research Plan for a Collaboration Target, and following such notice, the Parties shall submit to the JRC a Target Evaluation Research Plan for such Collaboration Target. Within [***] after approval of a Target Evaluation Research Plan by the JRC, C4T shall commence degradation evaluation experiments as agreed upon by the JRC for such Collaboration Targets under such Target Evaluation Research Plan. The initial Target Evaluation Research Plan is attached hereto as Appendix 3.1.3. If C4T is able to demonstrate protein degradation for the Collaboration Targets, as determined by the JRC (pursuant to Section 6.3(iii)), Calico will have the right to select Collaboration Targets in any order and at any time and upon providing written notice to C4T, Calico will together with C4T establish Joint Research Plans (for approval by the JRC) and initiate Joint Research Plans, provided that for the first two Collaboration Targets the submission to the JRC, and initiation, of the Joint Research Plans is as follows:

(i) The Joint Research Plan for the first (1st) Collaboration Target (“Target 1”) shall be submitted to the JRC and such Joint Research Plan will be initiated within [***] following the demonstration of successful degradation of Target 1 through the Target Evaluation Phase;

(ii) The Joint Research Plan for the second (2nd) Collaboration Target (“Target 2”) shall be submitted within [***] after initiation of the first Joint Research Plan and will be initiated [***] following the demonstration of successful degradation of Target 2 through the Target Evaluation Phase.

3.1.4 FTE Commitment. During the Research Term, C4T shall provide, subject to FTE funding by Calico, (i) up to a maximum of [***] FTEs from the period commencing upon the initiation of the Research Term, and ending upon the achievement of the Lead Series Criteria, and (ii) up to a maximum of [***] FTEs during the period commencing upon the achievement of the Lead Series Criteria and ending upon the achievement of the Development Candidate Criteria, in each case per Collaboration Target for which a Joint Research Plan is initiated at the FTE Rate. In addition, C4T shall provide, subject to FTE funding by Calico, up to [***] FTEs per Collaboration Target for Target Evaluation Research Plans at the FTE Rate. All FTEs committed by C4T hereunder shall be fully dedicated to (i.e., solely working on) work to be performed under this Agreement unless a full FTE is not necessary; no time of any FTE working on projects other than as provided hereunder shall be credited toward C4T’s commitments above. C4T shall ensure that personnel providing work under each Joint Research Plan shall have skills and expertise no less than personnel working on C4T internal projects, set forth in Article 4. Prior to using personnel on a Joint Research Plan, C4T shall provide to Calico the background and expertise of such personnel and reasonably consider Calico’s input regarding the appropriateness of such personnel. The exact number of FTEs and their roles shall be discussed and agreed upon by the JRC and specified in each Joint Research Plan. Payment for such FTEs shall be made in accordance with Section 7.4. Should the Lead Series Criteria or Development Candidate Criteria, respectively, not be sufficiently met as judged by the JRC, then the Parties, via their Research Plan Representatives, shall agree on further activities under such Joint Research Plan designed to meet Lead Series Criteria or Development Candidate Criteria, respectively; provided that neither Party shall be obligated to incur additional expenses with respect to such further activities without their consent. However, if Calico agrees to reimburse C4T for such additional expenses, then C4T shall perform such further activities as requested by Calico.

3.1.5 Joint Research Plan. Each Joint Research Plan will set forth (i) the activities and the resources that will be dedicated, including the responsibilities of each Party, (ii) specific objectives for each year, which objectives as proposed to the JRC by the Research Plan Representatives will be approved, if appropriate, by the JRC as research progresses, and (iii) budgets for such activities; provided that C4T shall not be obligated to incur unfunded expenses in connection with such updated plans without its consent. The Research Plan Representatives shall review the Joint Research Plan on an ongoing basis and may amend such Joint Research Plan to reflect the updated or amended objectives and the progress made, subject to JRC written approval. Any such changes shall be reflected in written amendments to the Joint Research Plan for each Collaboration Target.

3.1.6 Responsibilities under the Joint Research Plans. Under the Joint Research Plan for a given Collaboration Target, the Parties shall closely interact on all activities. The responsibilities of the Parties shall be set forth in the Joint Research Plan.

3.1.7 Decision to Progress to Development Candidate Research. If the JRC decides that the Lead Series Criteria have been met for a particular Collaboration Target and therefore recommends initiating Lead Optimization activities as outlined in the Joint Research Plan for such Collaboration Target, then Calico shall decide whether to approve such recommendation. If Calico approves the JRC’s recommendation to progress to research toward Development Candidate Criteria testing for a given Collaboration Target, then Calico shall do so in writing. If no such approval is given within [***] after the JRC meeting during which the recommendation was made, then the Agreement shall terminate with respect to such Collaboration Target.

3.1.8 Technology Transfer Package. On a Collaboration Target-by-Collaboration Target basis, within [***] of when the JRC determines that C4T’s activities under the Joint Research Plan have been completed with respect to such Collaboration Target, C4T shall transfer to Calico all relevant data, synthetic methods, and a quantity of Protein Degrader or Protein Degrader Components related to such Collaboration Target as shall be reasonably necessary for Calico to commence further development work (together, the “Technology Transfer Package”). The details of the contents of the Technology Transfer Package shall be set forth in the applicable Joint Research Plan. The date of such transfer shall be the “Technology Transfer Date”.

3.1.9 Extension. In order for the Parties to achieve the Lead Series Criteria and the Development Candidate Criteria under a JRC approved Joint Research Plan, the Research Term may be extended with written agreement of both Parties. In such case, the Parties shall negotiate in good faith the terms of any such extension.

3.1.10 Research Plan Representative. Calico and C4T shall each appoint [***] to establish the Joint Research Plan for each Collaboration Target and any revisions thereof for approval by the JRC, and to communicate progress of the Research Program to the other Party. The Research Plan Representatives shall meet at least [***] until the earlier of achievement of the Development Candidate criteria set forth in the applicable Joint Research Plan for the last Collaboration Target or expiration or termination of the Research Term. Each meeting may be via teleconference, video conference, and/or in person. The Research Plan Representatives will have no authority to amend, modify or waive compliance with this Agreement (including the Joint Research Plan).

3.2 Records; Reports

3.2.1 Reporting and Visitation. During the JRC meetings, C4T shall provide to the JRC, data and reports summarizing the status of C4T’s activities under each Joint Research Plan. Upon the written request of Calico, C4T shall permit Calico, at Calico’s expense, to have access during normal business hours to those records of C4T that may be necessary to verify the data that were generated under the Joint Research Plans and the basis for any payments hereunder, no more frequently than [***].

3.2.2 Research Records. Each Party shall maintain records of the Research Program (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved by or on behalf of such Party in the performance of the Research Program. All laboratory notebooks shall be maintained for no less than the term of any Patent Rights issuing therefrom.

4. Diligence. Calico shall use Commercially Reasonable Efforts to perform its respective activities contemplated by this Agreement or as may be agreed upon in any subsequent written agreements with respect to the subject matter hereof. Specifically, for the [***] Collaboration Targets commencing on the times set forth in Sections 3.1.3(i) and 3.1.3(ii), and for all other Collaboration Targets commencing on the date Calico notifies C4T that it is ready to begin preparing a Joint Research Plan, Calico agrees to use Commercially Reasonable Efforts to conduct research to discover and develop Protein Degraders and Protein Degrader Components and to commercialize Collaboration Products against each of such Collaboration Target(s). If Calico ceases to exercise Commercially Reasonable Efforts regarding such research, development and commercialization activities with respect to a Collaboration Target for which there was a JRC approved Joint Research Plan, C4T may terminate this Agreement with respect to such Collaboration Target in accordance with Section 16.2.1 (provided that the other Collaboration Targets and associated Joint Research Plans shall not be terminated and shall continue in accordance with this Agreement). C4T shall conduct its respective activities under each Target Evaluation Research Plan and any Joint Research Plan using the most up-to-date C4T Platform technologies and with efforts and use of personnel with skills and expertise no less than as applied to C4T internal projects or other collaborations.

5. Development, Regulatory Affairs, Manufacturing and Commercialization; Reports. Following the Technology Transfer Date, on a Collaboration Product-by-Collaboration Product basis, Calico, at its sole cost, shall be solely responsible for all pre-clinical and clinical development, regulatory affairs, manufacturing and commercialization of Collaboration Products. Additionally, following the Technology Transfer Date, on a Collaboration Product-by-Collaboration Product basis, [***], Calico shall provide [***] reports to C4T regarding Calico’s progress to achieving milestones and commercial launch, including milestones related to the Development Events outlined in Section 7.5, in each case, regarding the relevant Collaboration Product.

6. Governance

6.1 Joint Research Committee. Within [***] after the Effective Date of this Agreement, the Parties shall establish a JRC to oversee the activities of each Party under the Target Evaluation Research Plans and the Joint Research Plans.

6.2 Members. The JRC shall be composed of [***] persons (“Members”). Calico and C4T each shall be entitled to appoint [***] Members with appropriate seniority and functional expertise, provided that for C4T Andy Phillips shall be one of the [***]Members appointed by C4T to serve on the JRC, or if Andy Phillips is no longer employed by C4T or no longer holds the title of C4T’s Chief Scientific Officer, then C4T’s Chief Scientific Officer shall be one of the [***] Members appointed by C4T to serve on the JRC. Each Party may replace any of its Members (except that at all times C4T’s Chief Scientific Officer shall be one of C4T’s Members) and appoint a person to fill the vacancy arising from each such replacement. In addition, with respect to any JRC matters for a particular Collaboration Product to a Collaboration Target that has been sublicensed by Calico to a Sublicensee, Calico may appoint personnel from such Sublicensee to have representation on the JRC by proxy. A Party that replaces a Member shall notify the other Party at least [***] prior to the next scheduled meeting of the JRC. Both Parties shall use reasonable efforts to keep an appropriate level of continuity in representation. Both Parties may invite a reasonable number of additional guests, including the Research Plan Representatives, and/or advisors to attend part or the whole JRC meeting with prior notification to the JRC. Members (other than C4’s Chief Scientific Officer) may be represented at any meeting by another person designated by the absent Member. The agenda for each JRC meeting shall be set by an Alliance Director of a Party, in consultation with the JRC. Facilitation of each JRC meeting shall be done alternatively by the Calico Alliance Director and the C4T Alliance Director, with the first facilitation by the Calico Alliance Director, followed by a C4T Alliance Director, and so on.

6.3 Responsibilities of the JRC. The JRC shall have the responsibility and authority, subject to the other provisions of this Agreement, including Sections 6.6 and 6.8 below, to:

(i) recommend and approve each Target Evaluation Research Plan and each Joint Research Plan, and any revisions or amendments to the Target Evaluation Research Plans and Joint Research Plans which are to be added to Appendix 3.1.3 and Appendix 1.57, respectively, within [***] of such approval by the JRC;

(ii) establish timelines and criteria for decision points;

(iii) assess and determine whether a Collaboration Target has been successfully degraded during the Target Evaluation Phase;

(iv) assess and determine whether Lead Series Criteria and Development Candidate Criteria (as each is set forth in the applicable Joint Research Plan) has been achieved, recommend to Calico whether to progress a Lead Series to the Lead Optimization Phase for a Collaboration Target (as defined in the applicable Joint Research Plan), and other deliverables or milestones under any Joint Research Plan have been met; modify and adopt alternative Lead Series Criteria or Development Candidate Criteria on a Collaboration Target-by-Collaboration Target basis as agreed to by the JRC;

(v) recommend Initiation of GLP Tox Study for a Collaboration Product for a Collaboration Target;

(vi) oversee implementation of each Target Evaluation Research Plan and each Joint Research Plan by C4T and monitor the Parties’ activities under this Agreement;

(vii) approve Calico proposals regarding Collaboration Target substitution pursuant to the Target Substitution Right;

(viii) set expectations for the Research Plan Representatives;

(ix) monitor and implement the transfer of the Protein Degraders, Protein Degrader Components and Collaboration Products to Calico; and

(x) attempt to resolve any disputes;

(xi) establish subcommittees as necessary to further the objectives of each Joint Research Plan;

The JRC shall have no responsibility and authority other than that expressly set forth in this Section 6.3.

6.4 Meetings. The Alliance Director that is facilitating the applicable JRC meeting will be responsible for sending invitations and agendas for such JRC meeting to all Members at least [***] before the next scheduled meeting of the JRC. The venue for the meetings shall be agreed by the JRC, provided that the JRC shall hold meetings at least [***], in person and alternating between San Francisco and Cambridge, and in any case as frequently as the Members of the JRC may agree shall be necessary. The Alliance Director of each Party shall attend the JRC meetings as a permanent participant.

6.5 Minutes. The Alliance Director that is facilitating the applicable JRC meeting shall record in reasonable detail and circulate draft minutes of JRC meetings to the other Alliance Director for comment and review within [***] after the relevant meeting. After such review, the minutes shall be circulated to the JRC. The Members of the JRC shall have [***] to provide comments. C4T shall incorporate timely received comments and distribute finalized minutes to all Members of the JRC within [***] of the relevant meeting. The JRC shall approve the final version of the minutes.

6.6 Decisions

6.6.1 Decision Making Authority. The JRC shall decide matters within its responsibilities as set forth in Section 6.3.

6.6.2 Consensus; Good Faith. The Members of the JRC shall act in good faith to cooperate with one another and seek agreement with respect to issues to be decided by the JRC. The Parties shall endeavor to make decisions by consensus.

6.6.3 Failure to Reach Consensus. If the JRC is unable to decide a matter by consensus, then the matter shall be escalated as set forth in Section 6.6.4.

6.6.4 Escalation. If the JRC is unable to decide a matter by consensus, then within [***] such matter shall be referred to the senior scientific management of both C4T and Calico (for C4T, this shall mean the CEO or CSO, and for Calico this shall mean the President of Research and Development), who together shall use reasonable and good faith efforts to reach a decision by consensus within [***] after the date such matter is referred to them. If the Parties still fail to reach a decision within such [***], then the final decision shall be [***], which shall be exercised in good faith. Any such decision shall constitute a decision of the JRC; provided that [***] decision shall not result in [***].

6.7 Alliance Director. Each Party shall appoint one person to be its point of contact with responsibility for facilitating communication and collaboration between the Parties (each, an “Alliance Director”). The Alliance Directors shall be permanent participants of the JRC meetings. The Alliance Directors shall facilitate resolution of potential and pending issues and potential disputes to enable the JRC to reach consensus and avert escalation of such issues or potential disputes and to implement the Agreement and any amendments thereto.

6.8 Limitations of Authority. The JRC shall have no authority to amend or waive any terms of this Agreement.

6.9 Expenses. Each Party shall be responsible for its own expenses including travel and accommodation costs incurred in connection with the JRC.

6.10 Lifetime. The JRC shall remain in effect during the Research Term or until the completion of the last Joint Research Plan, whichever is sooner, after which Calico shall provide C4T annual reports describing the development and commercialization progress of the Collaboration Product(s) in the Territory in accordance with Section 5 and Section 8.4.

7. Payments

7.1 Initial Payment. Within [***] after the Effective Date and receipt of an invoice from C4T, Calico shall pay to C4T an initial payment (“Initial Payment”) of [***].

7.2 Target Initiation Fees. Upon initiation of each Joint Research Plan for a Collaboration Target after successful degradation of such Collaboration Target during such Target Evaluation Phase as determined by the JRC, Calico shall pay a Collaboration Target initiation fee (each a “Target Initiation Fee”) of [***], provided however that Calico shall not be required to pay any Target Initiation Fee to exercise the Target Substitution Right under Section 3.1.2(b) or initiate work on a Collaboration Target which is the substitute of a Terminated Target. For clarity, Calico may nominate up to the [***] Collaboration Targets upon the Effective Date, but the Target Initiation Fee for a Collaboration Target is only due upon the initiation of the Joint Research Plan for such Collaboration Target after Calico’s selection of such Collaboration Target after the relevant Target Evaluation Phase.

7.3 Anniversary Payments. Upon each of the [***] and [***] anniversaries of the Effective Date, Calico shall pay C4T [***].

7.4 FTE Payments. Based on the budget set forth in each Joint Research Plan, Calico shall pay C4T in arrears for FTEs used by C4T in the preceding Calendar Quarter pursuant to such Joint Research Plan. C4T shall provide to Calico an invoice, on a Joint Research Plan-by-Joint Research Plan basis, setting forth the number of actual FTEs used, the FTE Rate and the amount payable. Calico shall pay such invoices within [***] after receipt of such invoice from C4T.

7.5 Development Event Payments. For each Collaboration Target, Calico shall pay C4T the following set of one-time milestone event payments for the first achievement of each of the corresponding milestone events by the first Collaboration Product for such Collaboration Target. The development event payments (each, a “Development Event Payment”) under this Section 7.5 shall be paid as follows:

Development Event	First Collaboration Product, first Indication (US$ million)		First Collaboration Product, second Indication (US$ million)
[***]	[	***]	[	***]
[***]	[	***]	[	***]
[***]	[	***]	[	***]
[***]	[	***]	[	***]
[***]	[	***]	[	***]
[***]	[	***]	[	***]

Development Event	First Collaboration Product, first Indication (US$ million)		First Collaboration Product, second Indication (US$ million)
[***]	[	***]	[	***]
[***]	[	***]	[	***]
[***]	[	***]	[	***]
[***]	[	***]	[	***]

[***]

If development of the first Collaboration Product for a given Collaboration Target is terminated, then the next Collaboration Product shall become the first Collaboration Product for that same Collaboration Target with regard to development event payments that have yet to be achieved, and so on; provided that any milestone payments that were previously paid for such Collaboration Target (including for a Terminated Target) shall not be payable again for such Collaboration Target (or the substituted Collaboration Target). By way of example, if Calico has paid the milestone payment for achievement of Development Candidate Criteria for a Collaboration Product to Collaboration Target X, and then Collaboration Target Y is substituted for Collaboration Target X, then Calico would not owe another milestone payment for subsequent achievement of Development Candidate Criteria for a Collaboration Product to Collaboration Target Y.

Upon reaching each development event, Calico shall timely notify C4T and each Development Event Payment shall be paid by Calico to C4T within [***] from receipt of an invoice from C4T for the occurrence of the applicable event.

7.6 Sales Based Events. On a Collaboration Target-by-Collaboration Target basis, Calico shall pay C4T the following one-time sales-based event (each, a “Sales Based Event”) payments for the first Collaboration Product to achieve the following levels of Net Sales (“Net Sales Threshold”) for such Collaboration Target:

Net Sales Threshold	Payment
[***]	[	***]
[***]	[	***]
[***]	[	***]

For each Collaboration Target, each of the Sales Based Event payments shall be paid no more than once at the first occurrence of the event for a Collaboration Product in the Territory first reaching the respective Net Sales Threshold, irrespective of whether or not the previous Sales Based Event payment was triggered by the same or by a different Collaboration Product for such Collaboration Target, and shall be paid within [***] after receipt of invoice from C4T after the end of the Calendar Year in which the event first occurs.

The milestone payments in the table above shall be paid in full for Collaboration Products that are Covered by a Valid Composition of Matter Claim in each of (i) the US, (ii) each of the Major European Countries, and (iii) Japan. For Collaboration Products that either (a) are not Covered by a Valid Composition of Matter Claim in each of the US, the Major European Countries and Japan or (b) with respect to which the only Valid Composition of Matter Claim for such Collaboration Product in each of the US, the Major European Countries and Japan is [***], then the above milestone payments shall be reduced by [***].

7.7 Royalty Payments

7.7.1 Royalty Term. Royalties shall be payable by Calico on Net Sales of Collaboration Products during the Royalty Term. Thereafter, the licenses granted to Calico shall be fully paid up, irrevocable and royalty-free worldwide.

7.7.2 Royalty Rates. Calico shall, on a Collaboration Product-by-Collaboration Product basis, pay C4T royalties on Calendar Year Net Sales of a given Collaboration Product in the Territory as follows:

Portion of Calendar Year Net Sales of a Collaboration Product:	Rate:
[***]	[	***]
[***]	[	***]
[***]	[	***]

For the purpose of calculating royalties of a Collaboration Product, Calendar Year Net Sales and the royalty rates shall be subject to the following adjustments, as applicable:

(a) No Valid Composition of Matter Claim. Royalties payable for a particular Collaboration Product in a particular country shall be reduced by [***] if (i) there is no Valid Composition of Matter Claim Covering the sale of such Collaboration Product in such country of sale, or (ii) [***]. As used herein, a “Competing Product” means, with respect to a particular Collaboration Product, a Protein Degrader that is directed against the same Collaboration Target.

(b) Third Party Payments. If Calico is obligated to remit payments to a Third Party in relation to Third Party intellectual property that would be infringed by the making, using, selling, offering to sell, or importing of a Collaboration Product, then Calico shall have the right to deduct [***] of such consideration actually paid to a Third Party from payments otherwise due and payable by Calico to C4T under this Agreement; provided that such offsets shall not reduce amounts payable to C4T by more than [***] of the amount otherwise payable after reductions under Section 7.7.2(a). The Third Party intellectual property that is subject to the foregoing offset shall not include any intellectual property that is developed by a Third Party Collaboration Partner on behalf of, or in collaboration with, Calico.

7.8 Disclosure of Payments. The Parties acknowledge that one or both Parties may be obligated to disclose this financial arrangement, including all fees, payments and transfers of value, as may be advised by competent counsel or required under Applicable Law, including the US Sunshine Act. If such disclosure is advised by competent counsel or required accounting, the disclosing Party shall notify the other Party in writing not less than [***] before the disclosure.

8. Accounting and Reporting

8.1 Timing of Payments. Calico shall calculate royalties on Net Sales quarterly as of March 31, June 30, September 30 and December 31 (each being the last day of an “Accounting Period”) and shall pay royalties on Net Sales within [***] after the end of each Accounting Period in which such Net Sales occur.

8.2 Late Payment. Any payment under this Agreement that is not paid on or before the date such payment is due shall bear [***] interest per annum.

8.3 Method of Payment. Royalties on Net Sales and all other amounts payable by Calico hereunder shall be paid by Calico in US dollars.

8.4 Reporting. With each payment Calico shall provide C4T in writing for the relevant Calendar Quarter on a Collaboration Product-by-Collaboration Product basis the following information:

[***]

9. Taxes. C4T shall pay all sales, turnover, income, revenue, value added, and other taxes levied on account of any payments accruing or made to C4T under this Agreement.

If provision is made in law or regulation of any country for withholding of taxes of any type, levies or other charges with respect to any royalty or other amounts payable under this Agreement to C4T (or payable by a Sublicensee to Calico), then Calico shall promptly pay (or the applicable Sublicensee shall promptly pay) such tax, levy or charge for and on behalf of C4T (or in the case of the Sublicensee, on behalf of Calico) to the proper governmental authority, and shall promptly furnish C4T with receipt of payment. Calico shall be entitled to deduct any such tax, levy or charge actually paid from royalty or other payment due C4T or be promptly reimbursed by C4T if no further payments are due to C4T. Each Party agrees to reasonably assist the other Party in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

10. Auditing

10.1 C4T Right to Audit. Calico shall keep, and shall require its Affiliates and Sublicensees to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating all royalties payable under this Agreement. Such books of accounts shall be kept at their principal place of business. At the expense of C4T, C4T shall have the right to engage an internationally recognized independent public accountant reasonably acceptable to Calico to perform, on behalf of C4T, an audit of such books and records of Calico that are deemed necessary by the independent public accountant to report on Net Sales of Collaboration Product for the period or periods requested by C4T and the correctness of any financial report or payments made under this Agreement.

Upon timely request and at least [***] prior written notice from C4T, such audit shall be conducted in the countries specifically requested by the independent public accountant, during regular business hours in such a manner as to not unnecessarily interfere with Calico’s normal business activities. Such audit shall be limited to results in the [***] prior to audit notification. Accordingly, if C4T does not request an audit of a given Calendar Year for a given country on or before the [***] of the end of such Calendar Year, then C4T will be deemed to have accepted the royalty payments and reports for such country in such Calendar Year.

Such audit shall not be performed more frequently than [***] nor more frequently than [***] with respect to records covering any specific period of time.

All information, data documents and abstracts herein referred to shall be used only by the auditors for the purpose of verifying royalty statements, shall be treated as Calico’s Confidential Information subject to the obligations of this Agreement and need neither be retained more than [***] after completion of an audit hereof, if an audit has been requested; nor more than [***] from the end of the Calendar Year to which each shall pertain; nor more than [***] after the date of termination of this Agreement.

10.2 Audit Reports. The auditors shall disclose only whether the books of account calculating all royalties payable under this Agreement are correct or not, and the specific details concerning any discrepancies. No other information shall be shared. The auditors shall share all draft audit reports with the Parties before the final document is issued and either Party shall have the right to provide comments to the auditors. The final audit report shall be shared with Calico at the same time it is shared with C4T.

10.3 Over-or Underpayment. If the audit reveals an overpayment, C4T shall reimburse Calico for the amount of the overpayment within [***]. If the audit reveals an underpayment, Calico shall make up such undisputed underpayment with the next royalty payment or, if no further royalty payments are owed by Calico, Calico shall reimburse C4T for the amount of the underpayment within [***]. Calico shall pay for the audit costs if the underpayment of Calico exceeds [***] of the aggregate amount of royalty payments owed with regard to the royalty statements subject to the audit. Section 8.2 shall apply to this Section 10.3. If the amount or existence of an overpayment or underpayment under this provision is disputed, the Parties shall resolve the dispute through the procedures set forth in Section 18.4.

11. Intellectual Property

11.1 Ownership of Inventions & Prosecution and Maintenance.

11.1.1 C4T and Calico shall promptly report in writing to the other Party each Invention developed, created, conceived or reduced to practice under a Target Evaluation Research Plan or a Joint Research Plan by it or its Affiliates’ or Third Party subcontractor’s employees or agents (and in the Case of Calico, by a Calico Group Member) in performing any activities under a Target Evaluation Research Plan or a Joint Research Plan.

11.1.2 As between the Parties, (i) C4T shall solely own or Control all C4T Patent Rights including C4T Collaboration Patents; and (ii) Calico shall solely own or Control all Calico Patent Rights, Calico Collaboration Patents and Collaboration Product Patents. For clarity, the Parties acknowledge and agree that once Patent Rights are assigned under this Agreement by one Party to the other Party, such assignment shall remain effective regardless of whether a Collaboration Target is subsequently terminated or substituted. C4T shall Handle all C4T Patent Rights including C4T Collaboration Patents in its sole discretion at its own cost and using prosecution counsel of its choice. Calico shall Handle all Calico Patent Rights, Calico Collaboration Patents and Collaboration Product Patents in its sole discretion at its own cost and using prosecution counsel of its choice. Calico shall promptly provide to C4T copies of all material prosecution communications regarding Collaboration Product Patents for which a C4T person is a named inventor, and will send C4T copies of drafts of such material prosecution submissions prior to filing. Calico will specifically consider all comments and suggestions provided by C4T on such material patent prosecution submissions and will use reasonable efforts to arrive at joint decisions on responses. If Calico decides to abandon or terminate its interest in any such Collaboration Product Patents in [***], it shall provide written notice to C4T no less than [***] prior to termination and give C4T the opportunity to take over, at C4T’s expense, the prosecution and maintenance of such application or patent.

11.1.3 Calico, for itself and on behalf of its Affiliates, licensees and Sublicensees, and employees, subcontractors, consultants and agents of any of the foregoing, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign), to C4T all right, title and interest in and to C4T Collaboration Inventions and C4T Collaboration Patents and any Know-How included therein. Calico will, and will cause the foregoing persons and entities including the other Calico Group Members, to reasonably cooperate with C4T to effectuate and perfect the foregoing ownership, including by promptly executing and recording assignments and other documents consistent with such ownership, as well as cooperating in the prosecution and defense of C4T Collaboration Patents. Calico shall specifically notify any Third Party Collaboration Partners of the obligation to assign C4T Collaboration Inventions and C4T Collaboration Patents to C4T.

11.1.4 C4T, for itself and on behalf of its Affiliates, and employees, subcontractors, consultants and agents of any of the foregoing, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign), to Calico all right, title and interest in and to Calico Collaboration Inventions, Collaboration Product Inventions, Calico Collaboration Patents and Collaboration Product Patents and any Know-How included therein. C4T will, and will cause the foregoing persons and entities to reasonably cooperate with Calico to effectuate and perfect the foregoing ownership, including by promptly executing and recording assignments and other documents consistent with such ownership, as well as cooperating in the prosecution and defense of Calico Collaboration Patents and Collaboration Product Patents.

11.1.5 C4T and its Affiliates shall require its employees and agents to assign Joint Collaboration Inventions made by them to C4T and Calico shall require its employees and agents to assign Joint Collaboration Inventions made by them to Calico. Subject to the licenses granted under this Agreement, C4T and Calico will each have an equal undivided share in the Joint Collaboration Patents, without obligation to account to the other for exploitation thereof, or to seek consent of the other Party for the grant of any license thereunder.

11.1.6 The Parties shall determine, after good faith consultation, which Party shall Handle any Joint Collaboration Patents.

11.1.7 The Parties shall separately prosecute claims in different applications that are Joint Collaboration Patents and solely owned Patent Rights to avoid any comingling of ownership.

11.1.8 Ownership of any invention arising from any activities hereunder other than as specified above shall follow inventorship as determined pursuant to principles of United States patent law. Except as specifically set forth herein, this Agreement shall not be construed as (i) giving any of the Parties any license, right, title, interest in or ownership to the Confidential Information; (ii) granting any license or right under any intellectual property rights; or (iii) representing any commitment by either Party to enter into any additional agreement, by implication or otherwise.

11.2 Patent Coordination. The Parties shall consult no less than [***] regarding the Handling of C4T Patent Rights and Collaboration Product Patents. The purpose of such consultation will be to ensure, to the extent reasonable, that one Party’s Handling of patent prosecution does not adversely affect the patentability of the other Party’s Patent Rights. The Parties shall establish mutually agreed upon procedures for such consultation, which may be at the JRC, and shall exchange such information as may be deemed advisable to carry out the purpose of the consultation.

11.3 Trademarks and Labeling. Calico shall own all trademarks used on or in connection with Collaboration Products in the Territory, and shall, at its sole cost, be responsible for procurement, maintenance, enforcement and defense of all trademarks used on or in connection with Collaboration Products in the Territory.

Calico shall have the right to obtain the International Non-proprietary Name (INN) from the World Health Organization and the US Adopted Name (USAN) from the US Adopted Names Council (USANC) as the generic name(s) for the Collaboration Products.

11.4 CREATE Act. The Parties acknowledge that, during the course of a Target Evaluation Research Plan or a Joint Research Plan, Patent Rights may be generated with different assigning entities, which in the course of U.S. patent prosecution, may benefit from the use of the CREATE Act of 2004 (70 Fed. Reg. 177 (54259-54267) as amended by the Leahy-Smith America Invents Act of 2011 (35 U.S.C. §§ 102(b)(2)(c)). For the purpose of benefit of the Act, the Parties deem this Agreement and/or the written memorialization of transactions contemplated hereunder, to constitute a joint research program and agree that, if deemed necessary under 35 USC § 103(c)(3), to effectuate the use of the CREATE Act, as amended, to include the names of the Parties in appropriate patent applications. The Parties also acknowledge that a terminal disclaimer submitted during patent prosecution under the CREATE Act, if likewise deemed necessary under § 103(c)(3), may include a provision pursuant to Applicable Law that the assigning entity of a second-filed patent application in prosecution waives the right to separately enforce a first-filed patent application made in the course of a Target Evaluation Research Plan or a Joint Research Plan, and that a patent issuing on the second-filed application will not be enforceable if separately litigated. For clarity, a Party submitting a terminal disclaimer under the CREATE Act shall provide a copy of such terminal disclaimer to the other Party’s Patent Representative.

11.5 Infringement.

11.5.1 Notice. Each Party shall promptly provide written notice to the other Party during the Agreement Term of any known infringement or suspected infringement by a Third Party of any C4T Patent Rights or any Collaboration Product Patents, and shall provide the other Party with all evidence in its possession supporting such infringement or unauthorized use or misappropriation.

11.5.2 Calico’s Right to Prosecute Infringement. Within [***] after Calico provides or receives written notice (“Decision Period”) of infringement of a claim of the C4T Patent Rights that Covers a Collaboration Product, Calico, in its sole discretion, shall decide whether or not it will initiate a suit or action in the affected Territory to abate such infringement or unauthorized use or misappropriation and shall notify C4T of its decision in writing (“Suit Notice”). If the infringement is under the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417, known as the Hatch-Waxman Act), as amended, or its equivalent in a country other than the US (the “Hatch-Waxman Act”), Calico shall decide whether it will bring suit and shall notify C4T in writing within [***] of receiving or providing notice of the infringement (in light of the requirement to file suit within [***] of receiving notice from the filer of the Hatch Waxman Abbreviated New Drug Application (“ANDA”)).

If Calico decides to bring a suit or take action, after Calico provides Suit Notice, Calico may immediately commence such suit or take such action. In the event that Calico (i) does not in writing advise C4T within the Decision Period that Calico will commence suit or take action, or (ii) fails to commence suit or take action within a reasonable time after providing Suit Notice, C4T shall thereafter have the right to commence suit or take action in the Territory with respect to a claim of the C4T Patent Rights that Covers a Collaboration Product, and shall provide written notice to Calico of any such suit commenced or action taken by C4T.

11.5.3 Cooperation, Costs and Damages. The Party bringing suit or taking action (“Initiating Party”) shall keep the other Party informed of the status of any such suit or action and shall provide the other Party with copies, to the extent the Initiating Party is lawfully permitted to do so, of all substantive documents or communications filed in such suit or action. The Initiating Party shall have the sole and exclusive right to select counsel for any such suit or action.

The Initiating Party shall, except as provided below, pay all expenses of the suit or action, including the Initiating Party’s attorneys’ fees and court costs. Any damages, settlement fees or other consideration received as a result of such suit or action shall be allocated as follows:

(a) First, to reimburse the Initiating Party for its costs and, if any remains, to the other Party for any advisory counsel fees and costs; and

(b) Second, the balance, if any, shall be allocated [***] to the Initiating Party, and [***] to the other Party.

If the Initiating Party believes it is reasonably necessary or desirable to obtain an effective remedy, upon written request, the other Party agrees to be joined as a party to the suit or action but shall be under no obligation to participate except to the extent that such participation is required as the result of its being a named party to the suit or action. At the Initiating Party’s written request, the other Party shall offer reasonable assistance to the Initiating Party in connection therewith at no charge to the Initiating Party except for reimbursement of reasonable out-of-pocket expenses incurred by the other Party in rendering such assistance. The other Party shall have the right to participate and be represented in any such suit or action by its own counsel at its own expense.

The Initiating Party may settle, enter consent judgment or otherwise voluntarily dispose of the suit or action (“Settlement”) without the written consent of the other Party but only if such Settlement can be achieved without adversely affecting the other Party’s Patent Rights or licenses under this Agreement (including any of its Patent Rights and including by resulting in a reduction in royalties or milestones payable hereunder). If a Settlement could adversely affect the other Party’s Patent Rights or licenses under this Agreement, then the written consent of the other Party shall be required.

For any patent that is not a C4T Patent Right, Calico, in its sole discretion, shall decide whether or not to initiate such suit or action in the Territory. Calico shall have full discretion as to how it wishes to handle such suit and may reach Settlement and retain all damages, settlement fees or other consideration under any terms and conditions it desires and retain whatever. However, if a Settlement could adversely affect C4T by resulting in a reduction in royalties or milestones payable hereunder, then the written consent of C4T shall be required, for such settlement.

11.6 Hatch-Waxman. If a Party receives a certification letter notifying the Party of the acceptance for filing of an ANDA for a Collaboration Product pursuant to the Hatch-Waxman Act, as amended, or its equivalent in a country other than the US, then such Party shall immediately provide the other Party with a copy of such certification.

11.7 Patent Term Extensions. The Parties shall use Commercially Reasonable Efforts to obtain all available patent term extensions, adjustments or restorations, or supplementary protection certificates (“SPCs”, and together with patent term extensions, adjustments and restorations, “Patent Term Extensions”) for Patent Rights which they are Handling under this Agreement; provided that Calico shall have the final say on which patent to apply for Patent Term Extension for a particular Collaboration Product. C4T shall execute such authorizations and other documents and take such other actions as may be reasonably requested by Calico to obtain such Patent Term Extensions, including designating Calico as its agent for such purpose as provided in 35 USC § 156. All filings for such Patent Term Extensions shall be made by Calico or the Sublicensee holder of the NDA. Each Party shall execute such authorizations and other documents and take such other actions as may be reasonably requested by the other Party to obtain such extensions. The Parties shall cooperate with each other in gaining patent term restorations, extensions and/or SPCs wherever applicable to such Patent Rights.

12. Representations, Warranties and Covenants

12.1 Mutual Representations. Each Party hereby represents and warrants to the other Party as of the Effective Date, and covenants, as applicable, as a material inducement for such Party’s entry into this Agreement as follows:

12.1.1 Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

12.1.2 Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

12.1.3 No Conflict. It is not a party to and will not enter into any agreement that would prevent it from granting the rights or exclusivity granted or intended to be granted to the other Party under this Agreement or performing its obligations under this Agreement.

12.1.4 Bankruptcy; Insolvency. It is not aware of any action or petition, pending or otherwise, for bankruptcy or insolvency of such Party or its Affiliates or subsidiaries in any state, country or other jurisdiction, and it is not aware of any facts or circumstances that could result in such Party becoming or being declared insolvent, bankrupt or otherwise incapable of meeting its obligations under this Agreement as they become due in the ordinary course of business.

12.1.5 No Debarment. Such Party is not debarred, has not been convicted, and is not subject to debarment or conviction pursuant to Section 306 of the FD&C Act. In the course of the Research or Development of Licensed Compounds or Collaboration Products, such Party has not, to its knowledge, used prior to the Effective Date, and will not use, during the Term, any employee, consultant, agent or independent contractor who has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority or has been convicted pursuant to Section 306 of the FD&C Act.

12.1.6 Compliance with Applicable Law. Each Party will comply with the Applicable Law in the course of performing its obligations or exercising its rights pursuant to this Agreement.

12.1.7 Pending Suits or Claims As of the Effective Date of this Agreement, neither C4T nor its Affiliates have received any notice of any suit or claim that would affect Calico’s rights set forth in this Agreement.

12.1.8 Third Party Intellectual Property. As of the Effective Date of this Agreement, neither C4T nor its Affiliates are aware of any Third Party patent rights or other intellectual property other than DFCI Patent Rights and Know-How licensed from DFCI that would be infringed by using or practicing any materials, methods, or procedures encompassed under the C4T Platform.

12.1.9 Platform Information. As of the Effective Date of this Agreement, C4T has provided to Calico all material information and data regarding the efficacy and sufficiency of C4T’s proprietary protein degrader platform for generating a Non-Calico Protein Degrader, including information and data that shows such platform’s inability to generate Non-Calico Protein Degraders, provided that C4T has not disclosed any information C4T is prohibited from disclosing pursuant to any agreement between C4T and a Third Party; however, in such case C4T has at the very least informed Calico of C4T’s inability to generate a protein degrader that degrades a particular target, without disclosing the identity of such target or such Third Party.

12.1.10 Licenses. All of C4T’s and its Affiliates’ current collaborators and licensees are obligated to assign or exclusively license to C4T (with right to grant sublicenses), all discoveries, improvements, modifications, enhancements or creations regarding any Linker and/or E3 Ligase Binding Moiety, conceived, invented, or otherwise discovered in connection with such collaborator’s or licensee’s collaboration with C4T or its Affiliates. C4T will use commercially reasonable efforts to ensure that all future collaborators and licensees are obligated to assign or exclusively license to C4T (with right to grant sublicenses), all discoveries, improvements, modifications, enhancements or creations regarding any Linker and/or E3 Ligase Binding Moiety conceived, invented, or otherwise discovered in connection with such collaborator’s or licensee’s collaboration with C4T or its Affiliates.

12.2 No Other Representations. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF COLLABORATION PRODUCTS.

13. Indemnification

13.1 Indemnification by Calico. Subject to the remainder of this Article 13, Calico shall defend, indemnify, and hold C4T and its Affiliates, subcontractors, sublicensees and each of their respective directors, officers, employees and agents (the “C4T Indemnitees”) harmless from and against any and all liabilities losses, expenses, costs, damages, or other amounts payable to a Third Party claimant as well as any reasonable attorneys’ fees and costs of litigation incurred by such C4T Indemnitees, to the extent that such claims, suits, proceedings, or causes of action brought on behalf of such Third Party against such C4T Indemnitee that arise from or are based on [***]; excluding, in each case [***], any damages or other amounts for which C4T has an obligation to indemnify any Calico Indemnitee pursuant to Section 13.2.

13.2 Indemnification by C4T. Subject to the remainder of this Article 13, C4T shall defend, indemnify, and hold Calico, its Affiliates, subcontractors, and Sublicensees, and its and their respective directors, officers, employees and agents (the “Calico Indemnitees”) harmless from and against any and all liabilities, losses, expenses, costs, damages, or other amounts payable to a Third Party claimant as well as any reasonable attorneys’ fees and costs of litigation incurred by such Calico Indemnitees, to the extent that such claims, suits, proceedings or causes of action brought on behalf of such Third party against such Calico Indemnitee that arise from or are based on: [***]; excluding, in each case [***] any damages or other amounts for which Calico has an obligation to indemnify any C4T Indemnitee pursuant to Section 13.1.

13.3 Procedure. In the event of a claim by a Third Party against a Party entitled to indemnification under this Agreement (“Indemnified Party”), the Indemnified Party shall promptly notify the other Party (“Indemnifying Party”) in writing of the claim and the Indemnifying Party shall undertake and solely manage and control, at its sole expense, the defense of the claim and its settlement. The Indemnifying Party’s obligation to defend, indemnify, and hold harmless pursuant to Section 13.1 or Section 13.2 as applicable, will be reduced to the extent the Indemnified Party’s delay in providing notification pursuant to the previous sentence results in material prejudice to the Indemnifying Party; provided, however, that the failure by an Indemnified Party to give such notice or otherwise meet its obligations under this Section 13.3 will not relieve the Indemnifying Party of its indemnification obligation under this Agreement. The Indemnified Party shall cooperate with the Indemnifying Party and may, at its option and expense, be represented in any such action or proceeding by counsel of its choice. The Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the Indemnifying Party’s written consent, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not settle any such claim unless such settlement fully and unconditionally releases the Indemnified Party from all liability relating thereto, unless the Indemnified Party otherwise agrees in writing.

14. Liability

14.1 Limitation of Liability IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES OF ANY KIND ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT OR ANY CLAIMS ARISING HEREUNDER, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE), REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 14.1 IS INTENDED TO OR WILL LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 13.1 OR SECTION 13.2, (B) DAMAGES AVAILABLE IN THE CASE OF A PARTY’S FRAUD, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, OR (C) DAMAGES AVAILABLE TO A PARTY FOR A BREACH BY THE OTHER PARTY OF THE CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 15 OR (D) DAMAGES AVAILABLE IN THE CASE OF BREACH OF EXCLUSIVITY UNDER SECTION 2.2.

15. Obligation Not to Disclose Confidential Information

15.1 Non-Use and Non-Disclosure. During the Agreement Term and for [***] thereafter, a Receiving Party shall (i) treat Confidential Information provided by Disclosing Party as it would treat its own information of a similar nature, (ii) take all reasonable precautions not to disclose such Confidential Information to Third Parties, without the Disclosing Party’s prior written consent, (iii) not use such Confidential Information other than for fulfilling its obligations or exercising its rights under this Agreement, and (iv) not disclose nor permit the disclosure of Confidential Information of the Disclosing Party to any entity or person other than those among the Receiving Party’s employees, contractors, and agents (which, in the case of Calico will include any actual or prospective Calico Group Member) who (a) are informed of the duties of confidentiality in this Agreement; and (b) have a need to know and receive such Confidential Information in order for the Receiving Party to perform its obligations under this Agreement.

15.2 Permitted Disclosure. Notwithstanding the obligation of non-use and non-disclosure set forth in Section 15.1, the Parties recognize the need for certain exceptions to this obligation, specifically set forth below, with respect to press releases, patent rights, publications, and certain commercial considerations.

15.3 Press Releases. The Parties will issue the press release attached hereto as Appendix 15.3 shortly after the Effective Date regarding their execution and entering into this Agreement. Such press release shall not disclose any financial terms. In addition, any additional press releases will be subject to mutual consent of both Parties.

15.4 Publications. During the Agreement Term, Calico shall have the right to publish or present information regarding Collaboration Products without the consent of C4T, and C4T shall not publish or present any information regarding Collaboration Products without the prior written consent of Calico.

15.5 Commercial Considerations. Nothing in this Agreement shall prevent a Party or its Affiliates from disclosing Confidential Information of the other Party or its Affiliates to (i) governmental agencies to the extent required to secure government approval for the development, manufacture or sale of Collaboration Product in the Territory, (ii) Third Parties acting on behalf of Calico, to the extent reasonably necessary for the development, manufacture or sale of Collaboration Product in the Territory, (iii) Third Parties requesting clinical trial data information (in accordance with Calico’s then-current data sharing policy), (iv) Third Parties to the extent reasonably necessary to market the Collaboration Product in the Territory or (v) in connection with due diligence by an actual or prospective, bona-fide Third Party investor, acquirer or Sublicensee under an appropriate confidentiality agreement with confidentiality terms no less restrictive than those contained herein. The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent that such Confidential Information is required to be disclosed by the Receiving Party to comply with Applicable Law, to defend or prosecute litigation or to comply with governmental regulations; provided that the Receiving Party provides prior written notice of such disclosure to the Disclosing Party and, to the extent practicable, takes reasonable and lawful actions to minimize the degree of such disclosure. In addition, C4T may provide a copy of this Agreement to DFCI, redacted of (a) financial terms, (b) the identify of Collaboration Targets and (c) the Target Evaluation Research Plans and Joint Research Plans, and may disclose the existence and terms of this Agreement to DFCI and to potential financing sources; provided that in each case such provision or disclosure is under a confidentiality agreement having terms and conditions at least as stringent as those contained in this Agreement.

16. Term and Termination

16.1 Commencement and Term. This Agreement shall commence upon the Effective Date and continue for the Agreement Term.

16.2 Termination

16.2.1 Termination for Breach. Subject to Section 4, a Party (“Non-Breaching Party”) shall have the right to terminate this Agreement in its entirety or on a Collaboration Target-by-Collaboration Target, Collaboration Product-by-Collaboration Product or country-by-country (in the case of termination by C4T) basis in the event the other Party (“Breaching Party”) is in breach of any of its material obligations under this Agreement. The non-Breaching Party shall provide written notice to the Breaching Party, which notice shall identify the breach and the countries in which the Non-Breaching Party intends to have this Agreement terminate. The Breaching Party shall have a period of [***]

after such written notice is provided (“Peremptory Notice Period”) to cure such breach. If the Breaching Party has a bona fide dispute as to whether such breach occurred or has been cured, it will so notify the Non-Breaching Party, and the expiration of the Peremptory Notice Period shall be tolled until such dispute is resolved pursuant to Section 18.5. Upon a determination of breach or failure to cure, the Breaching Party may have the remainder of the Peremptory Notice Period to cure such breach. If such breach is not cured within the Peremptory Notice Period, then absent withdrawal of the Non-Breaching Party’s request for termination, this Agreement shall terminate in its entirety, or with respect to the applicable Collaboration Target (on a Collaboration Target-by-Collaboration Target basis) or such identified countries effective as of the expiration of the Peremptory Notice Period.

16.2.2 Insolvency. A Party shall have the right to terminate this Agreement, if the other Party incurs an Insolvency Event; provided, however, in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the Party that incurs the Insolvency Event consents to the involuntary bankruptcy or such proceeding is not dismissed within [***] after the filing thereof.

16.2.3 Discretionary Termination of Agreement by Calico. Calico may terminate this Agreement in its entirety, or on a Collaboration Target-by-Collaboration Target basis, or a country-by-country basis, in each case at will without cause [***] after written notice to C4T, however, Calico shall (i) reimburse C4T for all costs it has incurred up to the date of termination; and (ii) provide C4T with all inventory of starting materials, synthetic intermediates, Protein Degraders and Protein Degrader Components provided to Calico by C4T without cost.

16.3 Consequences of Termination

16.3.1 Termination by C4T for Breach by Calico. Upon any termination by C4T for breach by Calico under Section 16.2.1, the rights and licenses granted by C4T to Calico under this Agreement shall terminate in their entirety or on a Collaboration Product-by-Collaboration Product, Collaboration Target-by-Collaboration Target or country-by-country basis, as applicable, on the effective date of termination.

16.3.2 Termination by Calico for Breach by C4T or C4T Insolvency. Upon breach by C4T or C4T’s Insolvency, Calico shall have the right to terminate this Agreement in accordance with Section 16.2.1, 16.2.3 or Section 16.3.2, as applicable. In such event, the rights and licenses granted by Calico to C4T and by C4T to Calico under this Agreement shall terminate in their entirety or on a Collaboration Product-by-Collaboration Product or Collaboration Target-by-Collaboration Target basis, as applicable, on the effective date of termination.

16.3.3 Direct License. Notwithstanding anything to the contrary in this Agreement, any existing, permitted sublicense granted by Calico under Section 2.1.3 of this Agreement (and any further sublicenses thereunder) shall, upon the written request of Calico, remain in full force and effect after termination of this Agreement; provided that (i) such Sublicensee is not then in material breach of its sublicense agreement (and, in the case of termination by C4T for breach by Calico, that such Sublicensee and any further sublicensees did not cause the breach that gave rise to the termination by C4T); and (ii) and such Sublicensee agrees to be bound to C4T under the terms and conditions of such sublicense agreement. [***]

16.3.4 Royalty and Payment Obligations. Except as set forth in Section 16.3.3, termination of this Agreement by Calico, for any reason, shall not release Calico from any obligation to pay royalties or make any payments to C4T that are payable after the effective date of termination until expiration of the applicable Royalty Term.

16.3.5 Termination in General. In the event of any termination by Calico, C4T shall use Commercially Reasonable Efforts to minimize any cancellable expenses after the notice of termination and to wind down activities in an expeditious manner. In the event of termination by Calico of a Collaboration Product or Collaboration Target, C4T shall use Commercially Reasonable Efforts to reassign FTEs working on such terminated Collaboration Product or Collaboration Target to another Collaboration Product or Collaboration Target to the extent possible to maximize the value of these FTEs to Calico.

16.4 Survival. Article 1 (Definitions – to the extent necessary to interpret the Agreement), Section 2.1.7 (Know-How Licenses), Section 2.1.8 (Grantback Licenses) Section 7.7 (Royalty Payments), Article 10 (Auditing); Section 11.1 (Ownership of Inventions), Article 13 (Indemnification), Article 14 (Liability), Article 15 (Obligation Not to Disclose Confidential Information), Section 16.3 (Consequences of Termination), Section 16.4 (Survival), Section 18.4 (Governing Law), and Section 18.5—18.9 (Dispute Resolution Provisions) shall survive any expiration or termination of this Agreement for any reason.

17. Bankruptcy. All licenses (and to the extent applicable rights) granted under or pursuant to this Agreement by C4T to Calico are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, US Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined under Section 101(60) of the Bankruptcy Code. Unless Calico elects to terminate this Agreement, the Parties agree that Calico, as a licensee or sublicensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, subject to the continued performance of its obligations under this Agreement.

18. Miscellaneous

18.1 Other Government Laws. Calico shall comply with, and require that its Affiliates and Sublicensees comply with, all government statutes and regulations applicable to Collaboration Products. These include but are not limited to FDA statutes and regulations, the Export Administration Act of 1979, as amended, codified in 50 App. U.S.C. 2041 et seq. and the regulations promulgated thereunder or other applicable export statutes or regulations.

18.2 Patent Marking. Calico shall mark, and shall require its Sublicensees and Affiliates to mark, directly or via a mechanism such as the Orange Book, all Collaboration Products sold in the US in a manner designed to allow enforcement of the Licensed Patents Covering such Collaboration Products.

18.3 Publicity – Use of Name. Except as expressly permitted pursuant to Section 15.3, neither Party shall be permitted to use the name, or any proprietary trademarks, trade names, trade dress or logos of the other Party, or its Affiliates in any publicity, promotion, news release or public disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party. Each Party, its Affiliates and Sublicensees shall not use the names of DFCI, its related entities or its employees, or any adaptations thereof, in any advertising, promotional or sales literature, or in any securities report required by the Securities and Exchange Commission (except as required by law), without the prior written consent of DFCI in each case. However, each Party may (a) refer to publications in the scientific literature by employees of DFCI, (b) state that a sub-license from DFCI has been granted as provided in this Agreement and (c) post the press release mutually agreed upon pursuant to Section 15.3 on its website.

18.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws and jurisdiction of the State of New York, without reference to its conflict of laws principles, and shall not be governed by the United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention).

18.5 Disputes. Unless otherwise set forth in this Agreement, in the event of any Dispute in connection with this Agreement, such Dispute shall be referred to the respective executive officers of the Parties designated below or their designees within [***] following the identification of the Dispute, for good faith negotiations attempting to resolve the Dispute. The designated executive officers are as follows:

For C4T:	President
For Calico:	President of Research & Development

If the officers are unable to resolve the Dispute within [***], then the Dispute may be referred to arbitration upon mutual agreement in accordance with Section 18.6 below.

18.6 Arbitration. If the Parties fail to resolve a Dispute pursuant to Section 18.5, and the Parties together agree in writing to pursue resolution of the Dispute other than a Patent Controversy by binding Arbitration, then the Dispute shall be submitted for resolution in arbitration pursuant to the then current CPR Non-Administered Arbitration Rules (“CPR Rules”) (www.cpradr.org), except where they conflict with these provisions, in which case these provisions control.

18.6.1 The arbitration will be held in New York, New York. All aspects of the arbitration shall be treated as confidential.

18.6.2 The arbitrators will be chosen from the CPR Panel of Distinguished Neutrals, unless a candidate not on such panel is approved by both Parties. Each arbitrator shall be a lawyer with at least [***] experience with a law firm or corporate law department of over [***] lawyers or who was a judge of a court of general jurisdiction. To the extent that the Dispute requires special expertise for example, scientific or technical expertise, either Party may so inform CPR prior to the beginning of the selection process, and such criteria will be included in the selection process.

18.6.3 The arbitration tribunal shall consist of three arbitrators, of whom each Party shall designate one in accordance with the “screened” appointment procedure provided in CPR Rule 5.4, and the third arbitrator shall be selected by two arbitrators selected by the Parties. The chair will be chosen in accordance with CPR Rule 6.4.

18.6.4 If, however, the aggregate award sought by the Parties is less than [***] and equitable relief is not sought, a single arbitrator shall be chosen in accordance with the CPR Rules.

18.6.5 Candidates for the arbitrator position(s) may be interviewed by representatives of the Parties in advance of their selection, provided that all Parties are represented.

18.6.6 The Parties agree to select the arbitrator(s) within [***] days of initiation of the arbitration. The hearing will be concluded within [***] after selection of the arbitrator(s) and the award will be rendered within [***] of the conclusion of the hearing, or of any post hearing briefing, which briefing will be completed by both sides within [***] after the conclusion of the hearing. In the event the Parties cannot agree upon a schedule, then the arbitrator(s) shall set the schedule following the time limits set forth above as closely as practical.

18.6.7 The Parties shall have the right to conduct and enforce pre-hearing discovery in accordance with the then current Federal Rules of Civil Procedure, unless otherwise agreed by the Parties in writing.

18.6.8 The hearing will be concluded in [***] or less. Multiple hearing days will be scheduled consecutively to the greatest extent possible. A transcript of the testimony adduced at the hearing shall be made and shall be made available to each Party.

18.6.9 All discovery conducted pursuant to the arbitration proceedings will be subject to the then current Federal Rules of Civil Procedure, unless otherwise agreed by the Parties in writing.

18.6.10 The arbitrator(s) shall decide the merits of any Dispute in accordance with the law governing this Agreement, without application of any principle of conflict of laws that would result in reference to a different law. The arbitrator(s) may not apply principles such as “amiable compositeur” or “natural justice and equity.”

18.6.11 The arbitrator(s) are expressly empowered to decide dispositive motions in advance of any hearing and shall endeavor to decide such motions as would a United States District Court Judge sitting in the jurisdiction whose substantive law governs.

18.6.12 The arbitrator(s) shall render a written opinion stating the reasons upon which the award is based. The Parties consent to the jurisdiction of the United States District Court for the district in which the arbitration is held for the enforcement of these provisions and the entry of judgment on any award rendered hereunder. Should such court for any reason lack jurisdiction, any court with jurisdiction may act in the same fashion.

18.6.13 Each Party has the right to seek from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the Dispute. Rule 14 of the CPR Rules does not apply to this Agreement

18.7 Patent Controversies. Notwithstanding anything in this Agreement to the contrary, any Patent Controversy shall be subject to adjudication in accordance with the Applicable Laws of the country or jurisdiction in which the relevant Patent Right is pending or has been issued. The Parties agree that the venue of any such adjudication involving a Patent Right pending in or issued by the United States shall be a U.S. Federal District Court (or appellate body, as necessary) sitting in New York, and for a Patent Right pending in or issued by any other country, any competent court having jurisdiction over the subject of the

Patent Controversy sitting in the capital of such country (or if there is not any such competent court in the capital, a location reasonably proximate to the capital), and each Party irrevocably submits to the jurisdiction of such court. Each Party agrees not to raise any objection at any time to the laying or maintaining of the venue of any action, suit or proceeding for such purpose in any such court, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum, including any forum non conveniens argument, and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such court does not have any jurisdiction over such Party.

18.8 Interim or Provisional Relief. Nothing in this Agreement shall preclude either Party from seeking interim or provisional relief in any court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute with the other Party, either prior to or during the dispute resolution procedures set forth herein, to protect the interests of such Party.

18.9 Consent to Jurisdiction. Each Party, for the purpose of enforcing an award hereunder or for seeking interim or provisional relief as contemplated herein with respect to any Disputed breach of this Agreement, agrees not to raise any objection at any time to the laying or maintaining of the venue of any action, suit or proceeding for such purpose in any such court, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum, and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such court does not have any jurisdiction over such Party. Each Party further agrees that service of any process, summons, notice or document by registered mail to such Party’s notice address provided for in this Agreement shall be effective service of process for any action, suit or proceeding in the court with respect to any matters to which it has submitted to jurisdiction in this Section.

18.10 Assignment. Neither Party may assign its rights or obligations under this Agreement absent the prior written consent of the other Party, except to any of its Affiliates or in the context of a merger, acquisition, sale or other transaction involving all or substantially all of the assets related to this Agreement of the Party seeking to assign, in which case such Party shall assign its rights and obligations under this Agreement. Any permitted assignment shall be binding on the successors of the assigning Party.

18.11 Debarment. Each Party represents and warrants that it has never been debarred under 21 U.S.C. § 335a, disqualified under 21 C.F.R. § 312.70 or § 12.119, sanctioned by a Federal Health Care Program (as defined in 42 U.S.C § 1320a-7b(f)), including without limitation the federal Medicare or a state Medicaid program, or debarred, suspended, excluded or otherwise declared ineligible from any other similar Federal or state agency or program. In the event a Party receives notice of debarment, suspension, sanction, exclusion, ineligibility or disqualification under the above-referenced statutes, such Party shall immediately notify the other Party in writing and the notified Party shall have the right, but not the obligation, to terminate this Agreement, effective, at such Party’s option, immediately or at a specified future date.

18.12 Independent Contractor. No employee or representative of either Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever or to create or impose any contractual or other liability on the other Party without said Party’s prior written approval. For all purposes, and not- withstanding any other provision of this Agreement to the contrary, the legal relationship between C4T and Calico under this Agreement shall be that of independent contractor, and nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties.

18.13 Unenforceable Provisions and Severability. If any of the provisions of this Agreement are held to be void or unenforceable, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions that will achieve as far as possible the economic business intentions of the Parties. However the remainder of this Agreement will remain in full force and effect.

18.14 Waiver. The failure or delay by either Party to require strict performance and/or observance of any obligation, term, provision or condition under this Agreement will neither constitute a waiver thereof nor affect in any way the right of the respective Party to require such performance and/or observance. The waiver by either Party of a breach of any obligation, term, provision or condition hereunder shall not constitute a waiver of any subsequent breach thereof or of any other obligation, term, provision or condition.

18.15 Appendices. All Appendices to this Agreement shall form an integral part to this Agreement.

18.16 Entire Understanding. This Agreement contains the entire understanding between the Parties hereto with respect to the within subject matter and supersedes any and all prior agreements, understandings and arrangements, whether written or oral.

18.17 Amendments. No amendments of the terms and conditions of this Agreement shall be binding upon either Party hereto unless in writing and signed by both Parties.

18.18 Invoices. All invoices that are required or permitted hereunder shall be in writing and sent by C4T to Calico at the following address or such other address as Calico may later provide:

Calico Life Sciences LLC

Accounts Payable

1170 Veterans Blvd

South San Francisco, CA 94080

18.19 Notice. All notices that are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to C4T, to:	C4 Therapeutics, Inc. 675 W. Kendall Street Cambridge, MA 02142 U.S.A. Facsimile No.: [ ] Attn: Thomas Needham Chief Business Officer tneedham@c4therapeutics.com

and:	Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 U.S.A. Facsimile No.: 617 801-8917 Attn: Lawrence S. Wittenberg lwittenberg@goodwinlaw.com

if to Calico, to:	Calico Life Sciences LLC 1170 Veterans Blvd South San Francisco, CA 94080 Attn: Hal Barron President of Research and Development

and:	Fenwick & West LLP 555 California Street, 13th Floor San Francisco, CA 94104 Facsimile No.: 415 281-1350 Attn: Jake Handy jhandy@fenwick.com or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date.

C4 Therapeutics, Inc.

By:	/s/ Andrew J. Phillips
Name: Andrew J. Phillips, Ph.D
Title: President and Chief Scientific Officer

Calico Life Sciences LLC

By:	/s/ Hal Barron
Name: Hal Barron
Title: President of R&D

[Signature Page to License Agreement]

Appendix 1.26

Collaboration Targets

[Omitted]

Appendix 1.57

Joint Research Plan

[Omitted]

Appendix 1.62

Licensed Patents

[Omitted]

Appendix 3.1.3

Target Evaluation Research Plan

[Omitted]

Appendix 15.3

Press Release

[Omitted]